Exhibit 10.5

[Published CUSIP Number: [    ]]

REVOLVING CREDIT AGREEMENT

Dated as of April [    ], 2014

among

PBF LOGISTICS LP,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and

an L/C Issuer,

and

The Lenders Party Hereto

WELLS FARGO SECURITIES, LLC, [CITI] AND DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

[CITI] as Syndication Agent

and

DEUTSCHE BANK SECURITIES INC. as Documentation Agent

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5.2	Authorization; No Contravention	78
5.3	Governmental Authorization; Other Consents	78
5.4	Binding Effect	78
5.5	Financial Statements; No Material Adverse Effect	79
5.6	Litigation	79
5.7	Material Contracts; No Default	80
5.8	Ownership of Property	80
5.9	Environmental Compliance	81
5.10	Insurance	81
5.11	Taxes	82
5.12	ERISA Compliance	82
5.13	Subsidiaries; Equity Interests; Loan Parties	83
5.14	Margin Regulations; Investment Company Act	83
5.15	Disclosure	83
5.16	Compliance with Laws	83
5.17	Solvency	84
5.18	Casualty, Etc.	84
5.19	Collateral Documents	84
5.20	State and Federal Regulation	84
5.21	U.S. Sanctions	84

ARTICLE VI AFFIRMATIVE COVENANTS		85
6.1	Financial Statements	85
6.2	Certificates; Other Information	86
6.3	Notices	88
6.4	Payment of Taxes	89
6.5	Preservation of Existence, Etc.	89
6.6	Maintenance of Properties	90
6.7	Maintenance of Insurance	90
6.8	Compliance with Laws	90
6.9	Books and Records	91
6.10	Inspection Rights	91
6.11	Use of Proceeds	91
6.12	Additional Subsidiaries; Additional Security	91
6.13	Compliance with Environmental Laws	94
6.14	Further Assurances	94
6.15	Compliance with Terms of Leaseholds	94
6.16	Material Contracts	94
6.17	Unrestricted Subsidiaries	95
6.18	Flood Insurance Laws	95
6.19	Post-Closing Matters	96

ARTICLE VII NEGATIVE COVENANTS		97
7.1	Liens	98
7.2	Indebtedness	101
7.3	Investments	103
7.4	Fundamental Changes	105

7.5	Dispositions	106
7.6	Restricted Payments	107
7.7	Change in Nature of Business	108
7.8	Transactions with Affiliates	108
7.9	Burdensome Agreements	109
7.10	Use of Proceeds	109
7.11	Financial Covenants	109
7.12	Amendments of Organization Documents	110
7.13	Accounting Changes	110
7.14	Prepayments, Etc. of Indebtedness	110
7.15	Amendment, Etc. of Indebtedness	110
7.16	Swap Contracts	111
7.17	Deposit Accounts	111
7.18	Material Contracts	111
7.19	Limitations on Activities of Borrower	111

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		112
8.1	Events of Default	112
8.2	Remedies upon Event of Default	114
8.3	Application of Funds	115
8.4	Right to Cure Financial Covenants	116

ARTICLE IX ADMINISTRATIVE AGENT		117
9.1	Appointment and Authority	117
9.2	Rights as a Lender	118
9.3	Exculpatory Provisions	118
9.4	Reliance by Administrative Agent	119
9.5	Delegation of Duties	119
9.6	Resignation of Administrative Agent	119
9.7	Non-Reliance on Administrative Agent and Other Lenders	120
9.8	No Other Duties, Etc.	121
9.9	Administrative Agent May File Proofs of Claim	121
9.10	Collateral and Guaranty Matters	122
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	122

ARTICLE X MISCELLANEOUS		123
10.1	Amendments, Etc.	123
10.2	Notices; Effectiveness; Electronic Communications	125
10.3	No Waiver; Cumulative Remedies; Enforcement	127
10.4	Expenses; Indemnity; Damage Waiver	128
10.5	Payments Set Aside	130
10.6	Successors and Assigns	131
10.7	Treatment of Certain Information; Confidentiality	136
10.8	Right of Setoff	137
10.9	Interest Rate Limitation	138
10.10	Counterparts; Integration; Effectiveness	138
10.11	Survival of Representations and Warranties	138

10.12	Severability	138
10.13	Replacement of Lenders	139
10.14	Governing Law; Jurisdiction; Etc.	140
10.15	Waiver of Jury Trial	141
10.16	No Advisory or Fiduciary Responsibility	141
10.17	Electronic Execution of Assignments and Certain Other Documents	141
10.18	USA Patriot Act	142
10.19	Time of the Essence	142
10.20	ENTIRE AGREEMENT	142

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.07	Material Contracts
5.08(d)	Existing Investments
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.12	Guarantors
6.19	Mortgaged Properties
6.19(a)(iii)	Property Exempt from Section 6.19(a)(iii) Requirements
7.02	Existing Indebtedness
7.05(k)	Scheduled Dispositions of Certain Property
7.06(d)	Scheduled Distributions of Certain Property
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice
A-2	Swingline Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Perfection Certificate
F	Security Agreement
G-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
G-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
G-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
G-4	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
H	Mortgage
I	PBF LLC Guaranty of Collection

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REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of April [    ], 2014, among PBF Logistics LP, a Delaware limited partnership (the “Borrower”), each lender and L/C Issuer from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity or Business” means any Person, property, business or asset acquired by the Borrower or any Guarantor during the relevant period of determination.

“Additional Commitment Lenders” has the meaning specified in Section 2.17(c)(iv).

“Adjusted Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the product of (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserves.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders in effect from time to time. As of the Closing Date, the Aggregate Commitments are $300,000,000.

“Agreement” means this Revolving Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans, the Swingline Lender to make Swingline Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2, or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.2(a)(i) for the fiscal quarter ending September 30, 2014, 0.75% per annum for Base Rate Loans, 1.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees and 0.300% per annum for Commitment Fees and (b) after the date set forth in clause (a) above, the applicable percentage per annum set forth below determined by reference to the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(a)(i):

	Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate (Swingline Loans)	Commitment Fee
1	< 2.00 to 1.0	1.75%	0.75%	0.300%
2	≥ 2.00 to 1.0 and < 2.75 to 1.0	2.00%	1.00%	0.300%
3	≥ 2.75 to 1.0 and < 3.50 to 1.0	2.25%	1.25%	0.375%
4	≥ 3.50 to 1.0 and < 4.00 to 1.0	2.50%	1.50%	0.375%
5	≥ 4.00 to 1.0	2.75%	1.75%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(a)(i); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.9(b).

“Appropriate Lender” means, at any time, (a) with respect to the Facility, a Lender that has a Commitment or holds a Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.3(a), the Lenders and (c) with respect to the Swingline Commitment, the Swingline Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition by any Relevant Party of (a) any Equity Interest owned by such Relevant Party in any other Relevant Party or (b) all or any portion of the assets owned by any Relevant Party, provided that “Asset Sale” shall not include any Disposition pursuant to Section 7.5 (other than clause (g) thereof).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.3(b)(iii).

“Available Cash” means “Available Cash” as defined in the Partnership Agreement as in effect on the Closing Date. For the avoidance of doubt, any amendment or other modification to the definition of “Available Cash” in the Partnership Agreement after the date hereof will not be effective for purposes of this Agreement without the approval of Required Lenders.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of all of the Commitments pursuant to Section 2.5, and (c) the date of termination of the commitment of each Lender to make Loans, of the obligation of the L/C Issuer to make L/C Credit Extensions and the obligation of the Swingline Lender to make Swingline Loans, in each case pursuant to Section 8.2.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo at its principal U.S. office as its “prime rate”, and (c) the Adjusted Eurodollar Rate for a one-month interest period (as determined on such day) plus 1.00%. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan (including any Swingline Loan) that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowing” means an extension of credit consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in New York City and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the date hereof, treated as capitalized leases; provided, however, notwithstanding anything to the contrary contained herein or in any other Loan Document, for all purposes hereunder and under any other Loan Document, GAAP shall be deemed to treat operating leases and Capitalized Leases in a manner consistent with their treatment under GAAP as in effect on the Closing Date.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Administrative Agent or any Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America or any other jurisdiction acceptable to the Lender, and in each case (i) rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and with maturities of not more than 24 months from the date of acquisition thereof or (ii) rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, and with maturities of not more than 90 days from the date of acquisition thereof; and

(d) investments in money market mutual funds that are registered with the SEC and subject to Rule 2a-7 of the Investment Company Act of 1940, as amended, and have a net asset value of 1.0.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Borrower or any Restricted Subsidiary and any Cash Management Bank, and designated by the Borrower as a “Cash Management Agreement” in a writing to the Administrative Agent and the applicable Cash Management Bank.

“Cash Management Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Cash Management Agreement on the Closing Date or (b) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Cash Management Agreement and to the extent designated by the Borrower as a “Cash Management Bank” in a writing to the Administrative Agent and the applicable Cash Management Bank.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) the General Partner or any other direct or indirect Subsidiary of PBF Inc. shall cease to be the sole general partner of the Borrower; or

(b) PBF Inc. shall cease, directly or indirectly to own and control legally and beneficially greater than 50% of the Equity Interests in the General Partner;

(c) PBF Inc. shall cease, directly or indirectly to have the power to vote or direct the voting of Equity Interests in the General Partner having a majority of the ordinary voting power for the election of the board of directors (or similar governing body) of the General Partner; or

(d) either (i) PBF Inc. shall cease to be able, directly or indirectly, to appoint a majority of the members of the board of directors (or similar governing body) of the General Partner or (ii) the failure of the majority of the board of directors (or similar governing body) of the General Partner to be comprised of directors directly or indirectly appointed by PBF Inc.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of affiliate thereof in the capacity of joint lead arranger and joint bookrunner and Syndication Agent.

“Closing Date” means the first date all the conditions precedent in Section 4.1(a) are satisfied or waived in accordance with Section 10.1.

“Closing Date Dividend” has the meaning specified in “Transactions”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided, however, “Collateral” shall exclude Excluded Assets for all purposes.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Joinder Agreements, security agreements, pledge agreements, deposit account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents delivered pursuant hereto or in connection herewith that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.1, (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.8(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7. U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Measurement Period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus, (a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income (other than clause (x) below with respect to business interruption insurance):

(i) Consolidated Interest Charges,

(ii) the provision for Federal, state, local and foreign income taxes payable (without duplication, net of, Federal, state, local and foreign income tax credits),

(iii) depreciation and amortization expense,

(iv) non-cash compensation expenses and charges,

(v) unrealized net losses in the fair market value of any Swap Contract,

(vi) other non-cash items reducing such Consolidated Net Income,

(vii) fees and expenses incurred in connection with the Transactions,

(viii) fees and expenses incurred in connection with the proposed or consummated incurrence or repayment of any Indebtedness permitted by Section 7.2, the proposed or consummated making of any Investment (including any Permitted Acquisition) permitted by Section 7.3 (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period) or proposed or consummated issuance of Equity Interests in a public offering; provided that the aggregate amount of adjustments included in this clause (viii) shall not exceed the greater of (A) $10,000,000 and (B) 10% of Consolidated EBITDA for the most recent Measurement Period (calculated without regard to such addition), in each case during any fiscal year,

(ix) any costs or expense incurred pursuant to any management equity plan or stock plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds of third Persons that are not Loan Parties contributed to the capital of Borrower or any Subsidiary,

(x) to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries and to the extent consistent with GAAP, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of cash proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, and minus

(b) without duplication, the following to the extent included in calculating such Consolidated Net Income: (A) unrealized net gains in the fair market value of any Swap Contract and (B) all non-cash items increasing Consolidated Net Income (to the extent consistent with GAAP, other than the accrual of revenue or recording of receivables in the ordinary course of business) (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period).

For the purposes of calculating Consolidated EBITDA for any Measurement Period (or, in the case of pro forma calculations, during the period from the last day of such Measurement Period to and including the date as of which such calculation is made) and for the purpose of calculating compliance with any test or financial covenant hereunder, if the Borrower or any Restricted Subsidiary shall have made a Material Disposition, Material Acquisition or Subsidiary Designation or incurred or repaid any Indebtedness during such Measurement Period, Consolidated EBITDA and the components of any such test for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition, Material Acquisition or Subsidiary Designation or the incurrence or repayment of such Indebtedness, occurred on the first day of such Reference Period (as of the last date in the case of a balance sheet item) (with the Measurement Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information has been delivered to the Administrative Agent pursuant to Section 6.1), which may, in the case of a Material Acquisition, reflect (1) pro forma adjustments to the extent permitted to be reflected in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934 or (2) other adjustments satisfactory to the Administrative Agent in its sole discretion (not to be unreasonably withheld, conditioned or delayed). For purposes hereof, the terms “Pro Forma Basis” and “Pro Forma Effect” mean, with respect to calculating “Consolidated EBITDA” or compliance with any test hereunder, giving effect to the adjustments set forth in this paragraph.

As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes common stock of any Person and (b) involves consideration in excess of $5,000,000; “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that (i) involves assets comprising all or substantially all of an operating unit of a business or involves common stock of any Person owned by the Borrower and the Restricted Subsidiaries and (ii) involves consideration in excess of $5,000,000.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum (without duplication) of:

(a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Loans hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments representing obligations for borrowed money,

(b) the outstanding principal amount of all Attributable Indebtedness,

(c) all unreimbursed obligations under bankers’ acceptances and similar instruments and drawn letters of credit; provided that any unreimbursed amount under commercial letters of credit shall not constitute Consolidated Funded Indebtedness until three Business Days after such amount is drawn,

(d) the outstanding principal amount of all obligations in respect of the deferred purchase price of property or services (other than accounts payable in the ordinary course of business) required to be reflected on the balance sheet as a liability in accordance with GAAP,

(e) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Restricted Subsidiary, and

(f) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner, to the extent the Borrower or such Restricted Subsidiary is directly liable for the payment of such Indebtedness;

provided, however, “Consolidated Funded Indebtedness” shall exclude (i) all obligations, liabilities and indebtedness arising under the Term Loan Documents (other than the amount of any Term Loan Collateral Shortfall) and (ii) all Swap Obligations.

“Consolidated Interest Charges” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any Measurement Period, the sum (without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, plus (c) their net payments (or minus their net receipts) under Swap Contracts with respect to interest rates, less (d) all interest income of the type described in clauses (a) through (c) above; provided, however, for purposes of calculating the Consolidated Interest Coverage Ratio, Consolidated Interest Charges shall exclude any (i) amortization of debt discount and debt issuance commission, fees and expenses (including, for the avoidance of doubt, any AHYDO catch-up payments) and any charges or losses as a result of the early retirement of Indebtedness, (ii) any fees paid in connection with this Agreement, the Term Loan Documents or any other facility for borrowed money permitted hereunder or paid in connection with the Transactions, any Permitted Acquisition or other Investment permitted hereunder, (iii) Indebtedness or lease issuance costs that are amortized, (iv) any principal components paid on lease payments, (v) expenses paid in connection with amendments of Indebtedness (whether successful or not) and (vi) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition.

“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges paid in cash, in each case, of or by the Borrower and its Restricted Subsidiaries on a consolidated basis for or during such Measurement Period.

“Consolidated Net Income” means, for any Measurement Period, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such Measurement Period; provided that (a) Consolidated Net Income shall exclude extraordinary gains, losses, charges or expenses for such Measurement Period, (b) Consolidated Net Income shall exclude the net income (or loss) of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted as of the time of determination by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except to the extent such income is actually distributed, (c) except as provided in clause (d) below, Consolidated Net Income shall exclude any income (or loss) for such Measurement Period of any Person if such Person is not the Borrower or a Restricted Subsidiary, and (d) Consolidated Net Income shall include the amount of net income actually distributed in cash during such Measurement Period to the Borrower or any Restricted Subsidiary from any Joint Venture or other Person that is not a Restricted Subsidiary (other than any dividends or other distributions in cash that are extraordinary, unusual or non-recurring in nature) and, in the case of a dividend or other distribution to a Restricted Subsidiary that is not a Loan Party, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries

(other than such Consolidated Funded Indebtedness that is not secured by a Lien as of such date), less any unrestricted (other than to the extent restricted as a result of the Lien created by any Loan Document, it being agreed and understood that the Term Loan Collateral shall be deemed restricted for such purpose) cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries up to $15,000,000 to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period.

“Consolidated Tangible Assets” means at any date of determination, the total amount of consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom the value of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Borrower. For the avoidance of doubt, Consolidated Tangible Assets shall not include the minimum amount of Term Loan Collateral required to be maintained in respect of the obligations under the Term Loan Agreement.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries as of such date, less any unrestricted (other than to the extent restricted as result of the Lien created by any Loan Document, it being agreed and understood that the Term Loan Collateral shall be deemed restricted for such purpose) cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries up to $15,000,000 to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other contract to which such Person is a party or by which it or any of its property is bound.

“Contribution and Conveyance Agreement” means that certain Contribution and Conveyance Agreement, dated as of the Closing Date, by and among the Borrower, the General Partner, PBF Inc., PBF LLC, PBF Holdings, Delaware City Terminaling Company LLC and Toledo Refining Company LLC.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (provided that individual natural persons who are members of a board of managers or board of directors of a Person shall not be deemed to Control such Person solely because of such membership). “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing, (b) a Swingline Borrowing and (c) an L/C Credit Extension.

“DB” means Deutsche Bank Securities Inc. in its capacity as joint lead arranger and joint bookrunner and Documentation Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees and interest accrued at the Default Rate, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Loans, Swingline Loans or participations in L/C Obligations required to be funded by it hereunder, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of the failure to satisfy one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) pay to the Administrative Agent, the Swingline Lender, any L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date due, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the failure to satisfy a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. Neither the granting or creation of a Lien nor the granting of a license on Intellectual Property constitutes a Disposition.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part (other than in Equity Interests that are otherwise not Disqualified Capital Stock), on or prior to the ninety-first (91st) day after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above (other than in Equity Interests that are otherwise not Disqualified Capital Stock), in each case at any time on or prior to the ninety-first (91st) day after Maturity Date, or (c) contains any repurchase obligation for cash purchase which may come into effect prior to payment in full of all obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than unasserted contingent obligations). For the avoidance of doubt, the incentive distribution rights owned by PBF LLC and described in the Registration Statement shall not constitute “Disqualified Capital Stock” for any purpose hereunder.

“Documentation Agent” means DB in its capability as Documentation Agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“Easement” means any right-of-way agreement, easement, surface use agreement, or other similar document relating to any Pipeline Asset owned or held by any Relevant Party at the time in question.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Energy Policy Act” means the Energy Policy Act of 1992, Pub. L. No. 102-486, 106 Stat. 2776 (codified as amended in scattered sections of 15, 16, 20, 25, 42 U.S.C.).

“Engagement Letter” means the letter agreement, dated April [    ], 2014, among the Borrower, WFS and Wells Fargo.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, or governmental restrictions, any and all judgments, orders,

decrees, permits, concessions, grants, franchises, or licenses by any Governmental Authority, and any agreement with any Governmental Authority, relating to pollution and/or the protection of the environment or the release of any hazardous materials into the environment, including those related to releases of hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise, arising under Environmental Laws (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Relevant Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the environment.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that any debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the LIBOR Rate administered by the ICE Benchmark Administration or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Wells Fargo’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time, on the date of determination, for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Wells Fargo’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.1.

“Extending Lender” has the meaning specified in 2.17(b).

“Extension Effective Date” has the meaning specified in 2.17(b).

“Excluded Assets” means (a) property and assets (including, for the avoidance of doubt, Pipeline Assets, Easements, any governmental licenses, state or local franchises, charters, authorizations, but excluding the Material Contracts and Equity Interests) the pledge or granting of a security interest in which would violate contractual restrictions or violate or be restricted or prohibited by applicable law or would require the consent or approval of a third party (other than a member of the PBF Energy Company Group), in each case, unless such restrictions are rendered ineffective under the Uniform Commercial Code of any applicable jurisdiction; provided, however, that the Collateral shall include (and the definition of Excluded Assets shall not then include) any portion of such property or assets immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable or such required consent shall have been received, (b) money, (c) motor vehicles, airplanes, vessels, rail cars, rolling stock and other assets subject to certificate of title statutes, (d) letters of credit and letter of credit rights that do not constitute supporting obligations in respect of other collateral, (e) commercial tort claims in respect of which no complaint or counterclaim, as applicable, has been filed or in respect of which the amount claimed is less than $10,000,000, (f) Excluded Bank Accounts and Term Loan Collateral, (g) property or assets not required to be Collateral pursuant to the terms of Section 6.12(b) or Section 6.12(e) and Real Property or Easements not required to be subject to a mortgage pursuant to the terms of Section 6.12(c) or until such time as required pursuant to Section 6.19, (h) property or assets owned by an Excluded Subsidiary, unless such Excluded Subsidiary has elected to be a Loan Party, (i) any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (j) property and assets with respect to which the Administrative Agent reasonably determines the time or expense of obtaining a pledge or grant of a security interest therein outweighs the benefits thereof, (k) any property subject to a purchase money or capital lease financing arrangement or similar arrangement and any lease, license, permit or agreement to the extent that and for so long as a grant of a security interest therein would violate or invalidate such lease, license, permit, or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable law), (l) margin stock, (m) Equity Interests in joint ventures and non-wholly owned Subsidiaries to the extent such security interest is prohibited by applicable Law or the terms of the operative documents governing such joint venture or Subsidiary after the Borrower has used commercially reasonable efforts to eliminate such provision and (n) assets and property of Unrestricted Subsidiaries.

“Excluded Bank Accounts” means any (a) bank accounts maintained by the Loan Parties which have a most recent 5-day average balance that does not exceed $2,500,000 in the aggregate and (b) bank accounts used for payroll, payroll taxes, tax purposes, trust or fiduciary purposes, employee benefits, bona fide escrow with respect to third parties (other than other Relevant Parties) in connection with Investments or ordinary course Contractual Obligations permitted hereunder or collateral deposits securing Permitted Liens.

“Excluded Subsidiary” means any Subsidiary for which either of the following is true: (a) it is an Unrestricted Subsidiary or (b) it is not required to become a Loan Party pursuant to the terms of Section 6.12(e).

“Excluded Swap Obligation” shall mean with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), provided that if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal, or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender (including for purposes of this definition, the Swingline Lender or the L/C Issuer) or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from the proceeds of property insurance (other than, for the avoidance of doubt, proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof).

“Facility” means the credit facility under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“FERC” shall mean the Federal Energy Regulatory Commission or any of its successors.

“FERC Jurisdictional Requirement” means, with respect to properties that are part of the Pipeline Systems for which a Relevant Party has requested a waiver of the Interstate Commerce Act tariff filing and reporting requirements, any order or other requirement by the FERC, imposed at any time after the Closing Date, that requires any Relevant Party to take any action with respect to or as a result of a finding, that all or a portion of such properties are subject to FERC requirements, including any requirement for the filing of reports and/or tariffs at the FERC with respect to such properties, or any other FERC order or requirement that any Borrower or any Subsidiary comply with the regulations of the FERC with respect to such Properties.

“Finance Co” shall mean any direct, wholly-owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 6.12 have been complied with in respect of such Subsidiary, and such Subsidiary is a Restricted Subsidiary and a Loan Party, (b) such Subsidiary shall be a Domestic Subsidiary and (d) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow (including, for the avoidance of doubt, any additional series, tranche or issuance of such type of Indebtedness) and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

[“Fiscal Year-End 2012 and Fiscal Period-End March 2013 Financial Statements” means the audited combined balance sheet of the predecessor to the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012 and the period ended March 31, 2013, and the related combined statements of operations, net investment and cash flows for the period of July 31, 2012 through December 31, 2012 of the predecessor to the Borrower and its Subsidiaries then ended, including the notes thereto.]

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 6.18.

“Foreign Lender” means a Lender that is not a U.S. Person (including such a Lender when acting in the capacity of the Swingline Lender or the L/C Issuer).

“Foreign Subsidiary” means any Subsidiary that is either (i) is a CFC, (ii) any Subsidiary of a Foreign Subsidiary described in clause (i) or (iii) any Subsidiary that has no material assets other than Equity Interests or subordinated Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means PBF Logistics GP, LLC, a Delaware limited liability company or any substitute or replacement general partner of the Borrower that is a direct or indirect Subsidiary of PBF LLC.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount provided for in the Guarantee as being the subject of the Guarantee, and if no such provision exists, the stated or determinable amount of the related primary obligation, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Restricted Subsidiaries of the Borrower listed on Schedule 6.12 and each other Restricted Subsidiary of the Borrower that is required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties in the Security Agreement, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 and the PBF LLC Guaranty of Collection.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law based on their dangerous and deleterious properties.

“Hedge Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Swap Contract on the Closing Date or (b) any Person that, at the time it enters into a Swap Contract permitted under ARTICLE VI or ARTICLE VII is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract and, in each case, designated by the Borrower as a “Hedge Bank” in a writing to the Administrative Agent and the applicable Hedge Bank.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Increase Period” has the meaning specified in 7.11(b)(ii).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments representing obligations for borrowed money;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such account was due, unless being contested in good faith by appropriate proceedings and for which any reserves are required by GAAP are maintained);

(d) all Indebtedness (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all Attributable Indebtedness of such Person;

(f) all Disqualified Capital Stock; and

(g) all Guarantees of such Person in respect of any of the foregoing Indebtedness of another Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner to the extent that such Person is directly liable therefor, which shall include any Guarantees thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.4(b).

“Ineligible Institution” shall mean the Persons identified by the Borrower to the Administrative Agent (which shall furnish such information to the Lenders subject to the confidentiality obligations contained herein) in writing prior to the Closing Date.

“Information” has the meaning specified in Section 10.7.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice or is ending twelve months thereafter if requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(g) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(h) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(i) no Interest Period shall extend beyond the Maturity Date.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act, codified at 49 U.S.C. App. §§ 1 et seq (1988).

“Investment” means, as to any Person, any direct or indirect investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness of or Equity Interest in, another Person, (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or any material portion of the assets of another Person or (d) the contribution of assets or property to a Joint Venture or Unrestricted Subsidiary. For purposes of covenant compliance, the amount of any Investment shall be the fair market value of and Investment as of the time made, without adjustment for subsequent increases or decreases in the value of such Investment. Notwithstanding anything to the contrary contained herein, in the case of any Investment in a Person by a Loan Party or Subsidiary substantially concurrently with a cash distribution by such Person to a Loan Party or Subsidiary, then the amount of such Investment shall be deemed to be the fair market value of such Investment on the date when made less the amount of cash so distributed.

“Investment Grade” means, with respect to Borrower, Borrower having ratings of Baa3 or higher from Moody’s Investors Service Inc. or BBB- or higher from Standard & Poor’s Rating Group; provided that the noninvestment grade rating from the other rating agency must be at least either Ba1 (stable), if Moody’s, and BB+ (stable), if S&P.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means an agreement in the form of Annex I to the Security Agreement.

“Joint Lead Arrangers” means, collectively, WFS, Citi and DB.

“Joint Venture” means a corporation, limited liability company, limited partnership or statutory trust that is not a Subsidiary and that is owned jointly by a Relevant Party and one or more Persons other than the Borrower and its Subsidiaries.

“Last Cure Date” has the meaning specified in Section 8.4.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements relating to the foregoing with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced by means of a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo or any other Lender appointed by the Borrower (with the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, and the acceptance of such appointment by such Lender) in such capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The “L/C Issuer” means the relevant L/C Issuer or each L/C Issuer, as the case may be.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.3(h).

“Letter of Credit Sublimit” means an amount equal to $25,000,000 (or, if less, the Aggregate Commitments). The Letter of Credit Sublimit is part of, and not in addition to, the Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way, other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the loans specified in Section 2.1.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the PBF LLC Guaranty of Collection and (e) each Issuer Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, the Borrower and each Guarantor (other than PBF LLC).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, assets, business, or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means (a) the Contractual Obligations listed on Schedule 5.07 and (b) any Contractual Obligation between the PBF Energy Company Group and their assignees, on the one hand, and a Relevant Party, on the other hand (the “Parent Contracts”), or one or more

Contractual Obligations with the General Partner having the same practical effect as a Parent Contract, in each case, that is filed or required to be filed by the Borrower pursuant to Item 1.01 of Form 8-K. For the avoidance of doubt, it is understood that Contractual Obligations described in clauses (a) and (b) above shall continue to be Material Contracts notwithstanding any assignment by the counterparty thereto.

“Material Permitted Acquisition” means any Permitted Acquisition by the Borrower or any Restricted Subsidiary for consideration in excess of $10,000,000.

“Maturity Date” means [    ], 2019 or such later date to which any Lender has agreed to extend its Commitment pursuant to Section 2.17; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four full consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date. For all purposes of this Agreement when determining (a) an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended September 30, 2014, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended December 31, 2014, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by two; and (c) an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended March 31, 2015, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by 4/3.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 6.19.

“Mortgage Policy” has the meaning specified in Section 6.19.

“Mortgaged Properties” means all Real Property and Easements required to be subject to a Mortgage that is delivered pursuant to the terms of this Agreement. For the avoidance of doubt, in no event shall “Mortgaged Properties” include any Real Property or Easement that constitutes an Excluded Asset.

“Multiemployer Plan” means any employee benefit plan within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale (other than, in either case, any issuance or sale of Equity Interests) or Extraordinary Receipt received or paid to the account of any Relevant Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents) and any fees or premiums in connection therewith, (B) the reasonable and customary out-of-pocket fees and expenses (including professional fees and expenses) incurred by such Relevant Party in connection with such transaction, (C) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with an Asset Sale or Disposition or (y) any other liabilities retained by the Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale; provided, that, to the extent and at the time that any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (D) Taxes (or distributions in respect of taxes) reasonably estimated to be actually payable in connection therewith; and

(b) with respect to any issuance or sale of Equity Interests (other than Disqualified Capital Stock) by the Borrower (or any contribution with respect to the Equity Interests of the Borrower), the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith (“Net Equity Proceeds”).

“Net Equity Proceeds” has the meaning specified in “Net Cash Proceeds”.

“Non-Extending Lenders” has the meaning specified in Section 2.17(c)(iii).

“Non-Extension Notice Date” has the meaning specified in Section 2.3(b)(iii).

“Non-Recourse Debt” shall mean Indebtedness as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notes Offering” means the issuance by the Borrower or a Finance Co, whether in one offering or multiple offerings on an aggregate basis, of at least $100,000,000 of unsecured notes

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Swingline Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement (other than any Excluded Swap Obligation), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 5.21.

“Omnibus Agreement” means the Omnibus Agreement, dated as of the Closing Date, among the Borrower, the General Partner, PBF Holdings and PBF LLC.

“Operation and Management Services and Secondment Agreement” means that certain Operation and Management Services and Secondment Agreement, dated as of the Closing Date, among PBF Holdings, Delaware City Refining Company LLC, Toledo Refining Company LLC, the General Partner, the Borrower and Delaware City Terminaling Company LLC.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” all present or future stamp or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to a participation or an assignment (other than an assignment made pursuant to Section 3.6(b)).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; and (c) with respect to any Swingline Obligations on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans occurring on such date.

“Participant” has the meaning specified in Section 10.6(d).

“Participant Register” has the meaning specified in Section 10.6(d).

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of PBF Logistics, LP, dated as of [            ], between the General Partner and PBF LLC.

“PBF Energy Company Group” means PBF Inc. and its Subsidiaries (other than the General Partner, Borrower and its Subsidiaries).

“PBF Holdings” means PBF Holding Company LLC, a Delaware limited liability company, and its successors.

“PBF Inc.” means PBF Energy Inc., a Delaware corporation, and its successors.

“PBF LLC” means PBF Energy Company LLC, a Delaware limited liability company, and its successors.

“PBF LLC Guaranty of Collection” means that Guaranty of Collection substantially in the form of Exhibit I hereto.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” shall mean a certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any transaction for the (a) acquisition of all or a material portion of the property of any Person, or of any business or division, or business line or unit of any Person; or (b) acquisition (including by merger or consolidation) of all of the Equity Interests of any Person that becomes a Loan Party after giving effect to such transaction (in accordance with the time periods set forth in Section 6.12); provided that each of the following conditions shall be met:

(i) any such newly-created or acquired Person shall comply with the requirements of Section 6.12;

(ii) (A) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall not cause the Borrower to be in violation of Section 7.7 and (B) such Person shall have its primary operations in the United States or Canada;

(iii) the Borrower must be the surviving entity in any merger to which it is a party;

(iv) (A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the Measurement Period covered thereby;

(v) such purchase or other acquisition shall be consummated on a non-hostile basis; and

(vi) after giving effect to such transaction, (a) the Aggregate Commitments minus (b) the Total Outstandings must be greater than or equal to $25,000,000.

“Permitted Lien” has the meaning specified in Section 7.1.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Assets” means, collectively, all gathering systems, all tubes and pipelines used for the transportation of hydrocarbons (including crude oil and refined products), wherever located, whether now owned or hereafter acquired by any Loan Party, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.

“Pipeline System” means each system of Pipeline Assets, Real Property and Easements relating thereto making up an integrated gathering system and gathering system, or other pipeline system.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.2.

“Public Lender” has the meaning specified in Section 6.2.

“Real Property” shall mean, collectively, all right, title and interest of a Relevant Party in and to any and all parcels of real property owned or leased by a Relevant Party together with all improvements and appurtenant fixtures, easements, rights of way and other real property incidental to the ownership, lease or operation thereof, but excluding Easements.

“Register” has the meaning specified in Section 10.6(c).

“Registration Statement” means the Registration Statement on Form S-1, under the Exchange Act, of the Borrower filed with the SEC on April 3, 2014, as amended prior to the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Parties” means, collectively, the Borrower and the Restricted Subsidiaries.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived (under applicable regulations or otherwise).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or any executive vice president, vice president, secretary or assistant secretary of a Loan Party or of the General Partner acting on behalf of a Loan Party or Loan Parties. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or of the General Partner acting on behalf of a Loan Party or Loan Parties shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property and including any sinking fund payment or similar deposit) on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank and designated by the Borrower as a “Secured Cash Management Agreement” to the Administrative Agent in writing and the applicable Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under ARTICLE VI or ARTICLE VII that is entered into by and between any Loan Party and any Hedge Bank and designated by the Borrower as a “Secured Hedge Agreement” pursuant to a written notice to the Administrative Agent and the applicable Hedge Bank. “Secured Hedge Agreement” shall not include any transactions or confirmations with a Lender or an Affiliate of such Lender entered into after such Lender ceases to be a Lender or such Affiliate ceases to be an Affiliate of such Lender.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Swingline Lender, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.1(a)(iii).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning specified in Section 8.4.

“State Pipeline Regulatory Agencies” means any state Governmental Authority with jurisdiction with respect to any Pipeline Systems, and “State Pipeline Regulatory Agency” means any one of the foregoing.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent, any Lender or any L/C Issuer under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Step-Up” has the meaning specified in 7.11(b)(ii).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) or (in the case of a partnership) a majority of the general partner interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Designation” shall mean the designation by the Borrower of a Restricted Subsidiary as an Unrestricted Subsidiary, or vice versa, as the case may be, to the extent permitted by the terms of this Agreement.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, derivative contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master derivatives agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” shall mean a borrowing of Swingline Loans made by the Swingline Lender pursuant to Section 2.16.

“Swingline Commitment” shall mean, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.16. The aggregate amount of the Swingline Commitment is $25,000,000 (or, if less, the Aggregate Commitments).

“Swingline Lender” shall mean Wells Fargo, in its capacity as Swingline Lender.

“Swingline Lender Notice” has the meaning specified in Section 2.16(c).

“Swingline Loan” shall mean any Swingline Loan made to the Borrower pursuant to Section 2.16.

“Swingline Loan Notice” shall mean a request by the Borrower substantially in the form of Exhibit A-2.

“Swingline Obligations” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time.

“Syndication Agent” means [Citi] in its capacity as Syndication Agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person, but which, upon the insolvency or bankruptcy of such Person would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties or assessments imposed by any Governmental Authority, including any withholdings or backup withholdings with respect thereto and any interest, additions to tax or penalties applicable thereto.

“Terminaling Service Agreements” means that certain (a) Delaware City Rail Terminaling Services Agreement, dated as of the Closing Date, by and between PBF Holdings and Delaware City Terminaling Company LLC and (b) Toledo Truck Unloading and Terminaling Agreement, dated as of the Closing Date, by and between PBF Holdings and the Borrower (the agreement described in clause (b), the “Toledo Terminaling Services Agreement”).

“Term Loan Agreement” means that certain Term Loan and Security Agreement, dated as of the date hereof, by and among the Borrower, the lenders from time to time party thereto, Wells Fargo as administrative agent for the lenders, and the other parties party thereto, as amended, modified or supplemented from time to time.

“Term Loan Collateral” has the meaning assigned to the term “Collateral” in the Term Loan Agreement.

“Term Loan Collateral Shortfall” means, as of any date of determination, the excess of (i) the minimum amount of Term Loan Collateral required to be maintained in respect of the obligations under the Term Loan Agreement as of such date over (ii) the amount of Term Loan Collateral maintained in respect of the obligations under the Term Loan Agreement as of such date.

“Term Loan Documents” has the meaning assigned to the term “Loan Documents” in the Term Loan Agreement.

“Threshold Amount” means $10,000,000.

“Toledo Assets” has the meaning specified in 7.19.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans (including Swingline Loans) and L/C Obligations.

“Transactions” means (i) the negotiation, execution, delivery and effectiveness of the Loan Documents and the Term Loan Documents, (ii) the establishment of, and the preparation for and consummation of the initial public offering of, the Borrower (including the negotiation, execution, delivery and effectiveness of (a) agreements between the Borrower and its Subsidiaries, on the one hand, and PBF Holdings, on the other hand, and (b) the Partnership Agreement and the transactions contemplated thereunder), (iii) the consummation of the transactions set forth in the [Contribution and Conveyance Agreement] and the other transactions described in the Registration Statement to occur on or about the Closing Date, (iv) the issuance of a distribution and/or dividend from the Borrower to PBF LLC in an amount up to $[            ] (the “Closing Date Dividend”), and (v) the payment of fees and expenses incurred in connection with any of the foregoing. “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such pursuant to Section 6.17(a) and any Subsidiary of an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.1(e)(ii)(B)(3).

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the board of directors or equivalent governing body of such person.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“WFS” means Wells Fargo Securities, LLC and its successors.

“Withholding Agent” means any Loan Party and the Administrative Agent.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements, amendments and restatements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect, unless the context otherwise requires, and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except (x) as may be required by changes in GAAP or (y) as may be required by IFRS if the Borrower is required to apply IFRS as provided in Section 1.3(b), in each case subject to Section 1.3(b) below; provided that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any change to GAAP occurring after the Closing Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or such similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date. Notwithstanding the foregoing, for purposes of all computations of amounts and ratios referred to herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP; IFRS. If (x) at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document or (y) the Borrower is required (as advised by the Borrower’s outside auditors of nationally recognized standing) to apply IFRS rather than GAAP and such change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such application of IFRS, as the case may be (subject in each case to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or prior to the application of IFRS, as applicable) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or to such application of IFRS, as applicable).

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof after such time, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic decreases in the stated amount thereof after such time (unless such Letter of Credit also provides for one or more automatic increases after such time), at the time of any such decrease and thereafter, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to such decrease.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1 The Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time the outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations and Swingline Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 2.4, and reborrow under this Section 2.1. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.3(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice then the applicable Loans shall be made as Base Rate Loans. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of a Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be continued as a Eurodollar Loan with a one month interest period. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding the foregoing, Swingline Loans may not be converted or continued.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.2(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.2, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the written consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect.

2.3 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.3(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations and Swingline Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date or the Borrower shall have Cash Collateralized 103% of the full amount then available for drawing under such Letter of Credit.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated or subject to indemnification hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed and non-indemnifiable loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount of less than $5,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in ARTICLE IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in ARTICLE IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) The Borrower may from time to time request that the L/C Issuer issue or amend a Letter of Credit by delivering to the L/C Issuer a Letter of Credit Application (with a copy to the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in ARTICLE IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the Business Day following the day of any payment by the L/C Issuer under a Letter of Credit (each such date of such payment, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (which Borrowing will not be subject to the terms and conditions of Section 4.2 hereof and will be funded by the Lenders solely upon the requirements of this Section 4.2 being met), without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) [Reserved].

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing (including any failure to meet the terms and conditions of Section 4.2); provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.5 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries, other than the defense of payment.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid, except in the case of the L/C Issuer’s gross negligence or wilful misconduct as determined in a non-appealable judgment of a court of competent jurisdiction.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a nonappealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, all as determined in the final nonappealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letters of Credit times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.3 shall be (A) payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), (B) retained by the Borrower to the extent that the Borrower has provided Cash Collateral to cover Fronting Exposure that has not been reallocated pursuant to Section 2.15(a)(iv), and (C) with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate of the greater of (1) $500 and (2) 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.4 Prepayments.

(a) Optional. Subject to the last sentence of this Section 2.4(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Eurodollar Rate Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing, acquisition, merger or disposition transaction and if such refinancing, acquisition, merger or disposition is not consummated on the date of repayment specified in such notice, such notice may be rescinded, or the date of prepayment specified therein extended, upon further notice from the Borrower to the Administrative Agent. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.

(i) The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time and from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m. on the date of prepayment and (ii) any such prepayment shall be in a minimum principal amount of the lesser of (x) $100,000 and (y) the aggregate principal amount of all Swingline Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing, acquisition, merger or disposition transaction and if such refinancing, acquisition, merger or disposition is not consummated on the date of repayment specified in such notice, such notice may be rescinded, or the date of prepayment specified therein extended, upon further notice from the Borrower to the Administrative Agent.

(b) Mandatory.

(i) To the extent that the Net Cash Proceeds of any Asset Sale or Extraordinary Receipt exceeds $15,000,000 per Asset Sale or receipt of Extraordinary Receipts, the Borrower shall deliver the notice required under Section 6.3(c) hereunder (it being agreed and understood that failure to deliver such notice shall not constitute a Default or Event of Default hereunder) and prepay an aggregate principal amount of Loans equal to 100% of such excess Net Cash Proceeds promptly after receipt thereof (or if the Borrower in good faith intends to use such Net Cash Proceeds to acquire, improve or maintain Pipeline Assets, Real Property or Easements related to Pipeline Assets or for capital assets to be used in any line of business not prohibited by Section 7.7, then on or before the 365th day after such Asset Sale to the extent that, within such 365 day period, the Relevant Parties have not used such Net Cash Proceeds for such purpose, provided, that prepayment shall be required in an amount equal to 100% of such Net Cash Proceeds promptly after any earlier date on which the Borrower has determined not to use such Net Cash Proceeds for any such purpose) (all such prepayments to be applied as set forth in clause (iii) below).

(ii) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments, the Borrower shall immediately prepay Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.4(b) unless after the prepayment in full of the Loans and L/C Borrowings, the Total Outstandings exceed the Aggregate Commitments then in effect.

(iii) Prepayments of the Facility made pursuant to this Section 2.4(b) shall be applied, first, ratably to the L/C Borrowings, second, ratably to the outstanding Swingline Borrowings, third, ratably to the outstanding Base Rate Loans (other than the Swingline Loans), fourth, ratably to the outstanding Eurodollar Rate Loans, and fifth, in the case of prepayments under Section 2.4(b)(ii) only, to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Facility required pursuant to clause (i) or (ii) of this Section 2.4(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and, in the case of prepayments under Section 2.4(b)(ii) only, the Cash Collateralization of the remaining L/C Obligations in full, may be retained by the Borrower. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable. Prepayments of the Facility made pursuant to this Section 2.4(b) shall not result under any circumstance in a permanent reduction of the Commitments.

2.5 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Swingline Commitment, or the Letter of Credit Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Swingline Commitment or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Swingline Commitment if, after giving effect thereto, the Outstanding Amount of the Swingline Obligations would exceed the Swingline Commitment, or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swingline Commitment, the Letter of Credit Sublimit or the Aggregate Commitments

under this Section 2.5. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.6 Repayment of Loans. The Borrower shall repay (i) to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month (or if either such date is not a Business Day, the next succeeding Business Day) and is at least seven Business Days after such Swingline Loan is made; provided that on each date that a Borrowing (other than a Borrowing that is required to finance the reimbursement of a L/C Advance as contemplated by Section 2.3(c)) is made, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Interest.

(a) Subject to the provisions of Section 2.7(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(i) While any Event of Default under Sections 8.1(a) (with respect to payments of principal only) or 8.1(f) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders (which request will be communicated to the Borrower in writing), while any Event of Default exists, the Borrower shall pay interest on all outstanding Obligations (other than interest at the Default Rate) hereunder at a fluctuating interest rate per annum equal to the Default Rate (in lieu of any other interest rate and any such other interest rate shall immediately stop accruing until such time as the Default Rate is no longer accruing hereunder) to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.8 Fees. In addition to certain fees described in Sections 2.3(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) such Lender’s Applicable Percentage of an aggregate commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments at such time exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For the purposes of calculating the Commitment Fee, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero unless the Lenders have funded their participations therein.

(b) Other Fees. The Borrower shall pay to the Joint Lead Arrangers, the Lenders and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.9 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans computed using the prime rate and of the Commitment Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period: (A) the Borrower shall promptly (but in any event within ten (10) Business Days), after the Borrower discovers such inaccuracy or the Borrower is notified by the Administrative Agent (on behalf of the Required Lenders) of such inaccuracy, as the case may be, deliver to the Administrative Agent correct financial information for such period, as necessary and (B) the Administrative Agent shall determine and notify the Borrower of the amount of interest that would have been due in respect of any of the outstanding Obligations and the amount of the Commitment Fees and Letter of Credit Fees, if any, during such period had the pricing been determined based on the correct calculation of the Consolidated Total Leverage Ratio. The Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.3(c)(iii), 2.3(h) or 2.7 or under ARTICLE VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note with respect to the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders, the Swingline Lender or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders, the Swingline Lender or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders, the Swingline Lender or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Swingline Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except as set forth in Section 2.15(a)(iv), no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations or Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Increase in Facility.

(a) Request for Increase. Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $300,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 and (ii) the Borrower may make a maximum of two such requests per fiscal year. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders (or such shorter time as determined in the sole discretion of the Administrative Agent)).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent in writing within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage or such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. For the avoidance of doubt, no Lender’s Commitment may be increased without the prior written consent of such Lender.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent, the Swingline Lender and the L/C Issuer (which approvals shall not be unreasonably withheld) and only to the extent such approval would be required under Section 10.6, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a customary joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and Borrower.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall mutually determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (i) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering such customary matters as may be reasonably requested by the Administrative Agent in connection with such increase and (ii) a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (B) in the case of the Borrower, certifying, as of such date, giving effect to amounts drawn or to be drawn under the Facility (as increased pursuant to this Section 2.13) as of such date, compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to

Section 6.1(a) or (b), and (C) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in ARTICLE V and the other Loan Documents are true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements of Borrower and its Subsidiaries furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (2) no Event of Default exists. The Borrower shall borrow additional Loans from the Lenders whose Commitments have been increased and/or prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) For the avoidance of doubt, any increase in Commitments pursuant to this Section 2.13 and any Loans resulting therefrom shall have the same terms (other than upfront or certain other fees paid to the Lenders as determined by the Borrower) as the other Commitments and Loans and shall be benefitted by the Guarantees from the Guarantors and secured on a pari passu basis by the Collateral.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.1 to the contrary.

2.14 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize 103% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Swingline Lender, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines in good faith that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.3, 2.4, 2.15 or 8.2 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations or events giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.8), shall be applied at such time or times as may be determined by the Administrative

Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, the Swingline Lender or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swingline Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans, Swingline Loans or L/C Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, Swingline Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, Swingline Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.8(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) (and the Borrower shall (A) be required to pay to the L/C Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.3(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.3, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in U.S. Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Total Outstandings exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay or repay and reborrow Swingline Loans. All Swingline Loans shall be Base Rate Loans under this Agreement.

(b) To request a Swingline Borrowing, the Borrower shall notify the Swingline Lender of such request by telephone (confirmed by a Swingline Loan Notice by telecopy) not later than 2:00 p.m. on the day of the proposed Swingline Borrowing. Each such notice and Swingline Loan Notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) of the Swingline Borrowing, (ii) the amount of the requested Swingline Borrowing and (iii) the location and number of the Borrower’s account to which funds are to be disbursed. Each Swingline Loan shall be in a minimum principal amount of $100,000. The Swingline Lender shall make each Swingline Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m. to the account requested by the Borrower.

(c) The Swingline Lender may by written notice (a “Swingline Lender Notice”) given to the Administrative Agent not later than 12:00 noon on any Business Day when Swingline Loans are outstanding, require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds not later than 2:00 pm on the Business Day specified in the Swingline Lender Notice (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments by the Borrower in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

2.17 Extension of Maturity Date.

(a) Not earlier than one year after the Closing Date, nor later than sixty (60) days prior to the Maturity Date, the Borrower may, upon notice to the Administrative

Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect; provided that not more than two such extensions shall be effected during the term of this Agreement. Within thirty (30) days of delivery to the Lenders of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

(b) The Maturity Date shall be extended only if the Required Lenders (calculated prior to giving effect to any replacements of Lenders permitted herein) (the “Extending Lenders”) have consented thereto. If so extended, the Maturity Date, as to the Extending Lenders, shall be extended to the date which is one year after the Maturity Date then in effect, effective as of the date the Administrative Agent has received the documents required to be delivered by Section 2.17(c)(ii) (the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date.

(c) Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) on the Extension Effective Date, no Default shall have occurred and be continuing, and no Default shall occur, as a result of such extension (in each case, unless waived by the Required Lenders, all Lenders or all affected Lenders, as the case may be);

(ii) the Borrower shall deliver to the Administrative Agent (A) copies of resolutions certified by a Responsible Officer of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a Maturity Date as extended pursuant to this Section has been duly authorized by all necessary corporate action and (B) a certificate signed by a Responsible Officer of the Borrower dated as of the Extension Effective Date certifying that (1) before and after giving effect to such extension, the representations and warranties contained in Article V and the other Loan Documents made by it are true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished with respect to Borrower and its Subsidiaries pursuant to clauses (a) and (b), respectively, of Section 6.1 and (2) before and after giving effect to such extension no Default exists or will exist (in each case, unless waived by the Required Lenders, all Lenders or all affected Lenders, as the case may be);

(iii) The Borrower shall pay any Loans outstanding on the Maturity Date (prior to giving effect to any extension) as to any non-extending Lenders (the “Non-Extending Lenders”) (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep outstanding Loans ratable with any revised and new Applicable Percentages of all the Lenders effective as of the Extension Effective Date;

(iv) On the Maturity Date applicable to each Non-Extending Lender, all or any part of such Non-Extending Lenders’ Applicable Percentage of the Outstanding Amount of L/C Obligations shall be reallocated among the Extending Lenders and any new Lenders that become Lenders pursuant to Section 2.17(d) (“Additional Commitment Lenders”) in accordance with their respective Applicable Percentages (calculated without regard to the Non-Extending Lenders’ Commitments) but only to the extent that such reallocation does not cause, with respect to any Extending Lender or Additional Commitment Lender, the aggregate Outstanding Amount of the Loans of such Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Obligations, to exceed such Lender’s Commitments as in effect at such time; and

(v) If the reallocation described in the preceding clause (iv) cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the L/C Obligations to the extent that, after giving effect to the reallocation pursuant to the preceding clause (iv) and the payment required by the preceding clause (iii), the Total Outstandings exceed the Commitments of the Extending Lenders and the Additional Commitment Lenders. The amount of Cash Collateral provided by the Borrower pursuant to this clause (v) shall reduce the Non-Extending Lenders’ Applicable Percentage of the Outstanding Amount of L/C Obligations (after giving effect to any partial reallocation pursuant to the preceding clause (iv)) on a pro rata basis; and each Non-Extending Lender’s Commitment to make Loans, purchase participations in Swingline Loans, and purchase participations in L/C Obligations with respect to Letters of Credit issued after such Maturity Date shall terminate.

(d) The Borrower shall have the right to replace each Non-Extending Lender in accordance with Section 10.13.

(e) This Section shall supersede any provisions in Section 2.6 or 10.1 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any applicable Withholding Agent shall be required by the Law to withhold or deduct any Taxes, including both U.S. federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.

(i) Without duplication or limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for or the Administrative Agent) incurred by or asserted against or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender, as the case may be, or the Administrative Agent pursuant to subsection (e). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent (or the applicable Lender, in the case of a Participant), such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested documentation or information as will permit the Borrower or the Administrative Agent (or the applicable Lender), as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s (or Participant’s) entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in this subsection (e), the completion, execution and submission of such documentation (other than such documentation set forth in (e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a Payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such obligations of such Lender or Administrative Agent under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If to any Lender’s knowledge, any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(iv) Each Lender agrees that if, to its knowledge, any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrower or the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Defined Terms. For purposes of this Section 3.1, the term “Lender” includes Swingline Lender and the L/C Issuer and the term “applicable Law” includes FATCA.

3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either, at Borrower’s option, either prepay or convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.3 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender to any Taxes (other than Indemnified Taxes or Excluded Taxes on its Loans, Commitments, Letter of Credit Obligations or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Eurodollar Rate Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines in good faith that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, together with supporting documentation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 or if any Lender has given notice pursuant to Section 3.2 and, in each case, such Lender has not eliminated any such payments or the need for such notice by designating a different Lending Office in accordance with Section 3.6(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.7 Survival. All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1 Conditions of Closing Date. The occurrence of the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following (which receipt may be by means of telecopy or other electronic transmission followed by originals), and which, in the case of the documents listed in clauses (iv) through (x) of this Section 4.1(a), are each in form and substance reasonably satisfactory to the Administrative Agent and, when applicable, properly executed by a Responsible Officer of the signing Loan Party:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least two Business Days prior to the Closing Date (it being agreed that Borrower shall deliver any Notes requested after such time promptly after the Closing Date);

(iii) a guaranty and collateral agreement, in substantially the form of Exhibit F (together with each other guaranty, collateral agreement and Joinder Agreement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) the certificates, if any, representing pledged Equity Interests (other than to the extent constituting Excluded Assets) referred to therein that constitute certificated securities (within the meaning of Section 8-102(a)(4) of the UCC), accompanied by undated stock powers executed in blank and the instruments, if any, evidencing items of pledged Indebtedness in a face amount in excess of $10,000,000 indorsed in blank;

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(C) copies of UCC, federal and state tax and bankruptcy lien searches dated as of a recent date with respect to the Borrower and each other Loan Party as of the Closing Date; and

(D) evidence that all other actions that the Administrative Agent may deem necessary in order to perfect the Liens created under and contemplated by the Security Agreement and required under the Loan Documents to have been taken on or by the Closing Date have been taken (including receipt of duly executed payoff letters and UCC-3 termination statements, if applicable), other than with respect to the matters contemplated in Section 6.12(c) and Section 6.19 and subject to Section 6.12(b);

(iv) such certificates of resolutions or other action, incumbency certificates and/or other customary certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and certifying that attached thereto is (A) the certificate of limited partnership or formation of such party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation and (B) the limited partnership agreement, limited liability company agreement or other governing document of such party as in effect on the Closing Date;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (i) its jurisdiction of organization and (ii) each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a customary legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties addressed to the Administrative Agent and each Lender;

(vii) a certificate of a Responsible Officer of the Borrower (a) either (A) attaching copies of all material consents and approvals of third parties that may be required in connection with (x) the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party and (y) the consummation of the initial public offering of the Borrower and all transactions related thereto (including any transfers of assets or Equity Interests to the Borrower and its Subsidiaries by its parent companies), and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such material consents or approvals are so required and (b) certifying (A) that the conditions specified in Sections 4.2(a) and 4.2(b), mutatis mutandis, have been satisfied (or otherwise waived), (B) that there has been no event or circumstance since December 31, 2012, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority in respect of the Facility, the facility contemplated under the Term Loan Agreement, the initial public offering or the transactions related thereto or that could reasonably be expected to have a Material Adverse Effect, (D) that except for indebtedness among the Borrower and its Subsidiaries permitted by this Agreement, the Borrower does not have any indebtedness for borrowed money, other than the facility contemplated under the Term Loan Agreement and (E) that no material force majeure, abandonment or suspension of operations in excess of ninety (90) days shall have occurred and be continuing in respect of the PBF Energy Company Group’s Toledo, Ohio, Delaware City, Delaware or Paulsboro, New Jersey refineries and that no Disposition of any such refinery is contemplated as of the Closing Date;

(viii) (A) a certificate attesting to the Solvency of the Loan Parties on a consolidated basis, after giving effect to the Transactions, from the Borrower’s chief financial officer and (B) a certificate attesting to the Solvency of PBF LLC and its Subsidiaries on a consolidated basis, after giving effect to the consummation of the initial public offering of the Borrower, from PBF LLC’s chief financial officer;

(ix) evidence that all insurance (other than title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies (other than title insurance, directors and officers insurance and workers compensation insurance) maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(b) the Administrative Agent and the Joint Lead Arrangers shall be reasonably satisfied with (A) the pro forma capital and ownership structure of the Borrower and its Restricted Subsidiaries and the equity holding arrangements and all agreements relating thereto and (B) the flow of funds in connection with the Closing Date;

(c) executed counterparts of the PBF LLC Guaranty of Collection;

(d) (i) all fees and expenses (to the extent such expenses have been invoiced at least two Business Day prior to the Closing Date) required to be paid to the Administrative Agent and the Joint Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid;

(e) the Administrative Agent and the Joint Lead Arrangers shall have received, projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Facility;

(f) the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to or on the Closing Date and to the extent required to be reimbursed hereunder;

(g) the Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act to the extent requested at least eight (8) Business Days prior to the Closing Date;

(h) the Administrative Agent shall have received a duly completed and executed Perfection Certificate, in substance reasonably satisfactory to the Administrative Agent;

(i) the closing of the initial public offering of the Borrower shall have occurred, or shall substantially contemporaneously occur, on terms and conditions described in the Registration Statement and shall have resulted or will result in gross proceeds of at least $200,000,000;

(j) the Material Contracts contemplated by the Registration Statement shall be in all material respects on the terms contemplated by the Registration Statement, shall be in full force and effect, and no default shall have occurred and be continuing thereunder; and

(k) the closing of the facility contemplated under the Term Loan Agreement shall have occurred prior to or substantially contemporaneous with the closing of the Facility hereunder on terms satisfactory to the Lenders.

Upon request upon or after the Closing Date, the Administrative Agent shall deliver to the Borrower and each Lender a written confirmation stating that the Closing Date has occurred and the date thereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in ARTICLE V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in Sections 5.5(a) and (b) shall be deemed to refer to the most recent statements of Borrower and its Subsidiaries furnished pursuant to Sections 6.1(a) and (b), respectively.

(b) (i) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof, and (ii) after giving effect to such proposed Credit Extension, the Total Outstandings would not exceed the Aggregate Commitments.

(c) The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) and 4.2(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.1 Existence, Qualification and Power. Each Relevant Party (a) is (i) duly organized or formed, (ii) validly existing and (iii) as applicable, in good standing under the Laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a)(iii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary company, limited partnership or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with, or result in any material breach or contravention of, or the creation of any Lien ((1) in the case of the Closing Date, other than Liens created under the Loan Documents and (2) in all other cases, other than any Permitted Lien) other than any Permitted Lien) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law in any material respect.

5.3 Governmental Authorization; Other Consents. Except (i) for the filing or recording of any deeds of trust, mortgages, financing statements or other instruments necessary for the perfection of the security interests granted in the Collateral pursuant to the Collateral Documents and (ii) for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained or made is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens).

5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effect of any applicable Debtor Relief Laws and other laws affecting creditors’ rights generally, concepts of reasonableness and general equitable principles.

5.5 Financial Statements; No Material Adverse Effect.

(a) The Fiscal Year-End 2012 and Fiscal Period-End March 2013 Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the predecessor to the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) disclose, as and to the extent required by GAAP, the indebtedness and other liabilities of the predecessor to the Borrower and its Subsidiaries as of the date thereof.

(b) The unaudited pro forma combined balance sheet of the predecessor to the Borrower and its Subsidiaries as of the most recently ended fiscal quarter for which unaudited financial statements are set forth in the Registration Statement (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the predecessor to the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The unaudited pro forma financial statements delivered pursuant to Section 4.1(e)(ii) (i) are derived from the historical combined financial statements of the predecessor to the Borrower and its Subsidiaries as of the date of, and for the periods covered by, such unaudited pro forma financial statements and (ii) contain such unaudited pro forma adjustments as the Borrower believes to be reasonable to reflect, on a Pro Forma Basis, the consummation of the transactions contemplated hereby to occur on the Closing Date.

(d) The projections delivered pursuant to Section 4.1(e)(iii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be fair by the Borrower in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial condition and performance, it being understood that actual results may differ from such forecast and such differences may be material.

(e) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.6 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either relates to the Loan Documents or has had or could reasonably be expected to have a Material Adverse Effect.

5.7 Material Contracts; No Default.

(a) Other than as set forth on Schedule 5.07, as of the Closing Date there are no Material Contracts to which any Loan Party is a party.

(b) Except to the extent that any such default or termination both (i) could not reasonably be expected to result in a failure to comply with Section 7.11 in any future period and (ii) could not reasonably be expected to have a Material Adverse Effect, no Loan Party is in default under any Material Contracts and no Material Contract has terminated other than at its stated term.

5.8 Ownership of Property.

(a) Each Loan Party has good title to, or valid leasehold interests in, or valid right to use and/or occupy, all Real Property and Easements material to the ordinary conduct of its business subject to Permitted Liens, except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except to the extent that flood insurance complying with Section 6.18 hereof has been obtained with respect thereto within the time period required thereunder, no building (defined as a structure with four walls and a roof) constituting Collateral that is located on any such Real Property or Easements is located in a special flood hazard area as designated by any Governmental Authority.

(c) [Reserved];

(d) Schedule 5.08(d) sets forth a complete and accurate list of all Investments, other than Equity Interests in other Relevant Parties and cash and Cash Equivalents, that are held by any Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(e) To the knowledge of the Borrower, the Pipeline Systems are located upon the Real Property owned or leased by or as to which an Easement has been granted to, the applicable Relevant Parties (or their predecessors in interest) and their respective successors and assigns, except where the failure of the Pipeline Systems to be so located, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) To the knowledge of the Borrower, the Easements and Real Property held or leased by the applicable Relevant Parties establish a contiguous and continuous right-of-way for the Pipeline Systems and the applicable Relevant Parties and their respective successors and assigns possess the right to construct, operate and maintain the Pipeline Systems in, over, under or across the land covered thereby in accordance with prudent industry practice, except where the failure of such Easements and Real Property to so establish such right-of-way or so possess such rights, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g) To the knowledge of the Borrower, the Pipeline Systems are located within the confines of the Easements and the other Real Property held or leased by the

Relevant Parties and do not encroach outside of the Easements and Real Property held or leased by the Relevant Parties upon any adjoining property in any way that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h) The Borrower and each of its Restricted Subsidiaries owns or has sufficient rights to use all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others, except in each case where the failure to own or have such rights, or such conflict, as the case may be, could reasonably be expected to have a Material Adverse Effect.

5.9 Environmental Compliance.

(a) The Loan Parties and their respective Restricted Subsidiaries are in compliance with existing Environmental Laws and no claims alleging potential liability or responsibility for violation of any Environmental Law have been made against their respective businesses, operations and properties, except for such non-compliance with Environmental Laws and claims that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(b) Except for matters that are not reasonably expected to have a Material Adverse Effect: (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or is adjacent to any such property; (ii) to the knowledge of the Loan Parties (other than operating tanks present at the terminals or at other properties of the Loan Parties), there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party.

This Section 5.9 contains the sole and exclusive representations and warranties of the Borrower with respect to any environmental, health or safety matter, including any arising under Environmental Laws or relating to Hazardous Materials or Environmental Liabilities.

5.10 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11 Taxes. The Borrower is taxable as a partnership for United States federal income tax purposes. The Borrower and its Subsidiaries have filed all material federal, state and other tax returns and reports required to be filed, and have paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which (A) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided to the extent required by GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party nor any Subsidiary thereof is a party to any tax sharing agreement except with other Relevant Parties or (B) the non-payment of which could not reasonably be expected to result in a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or an application for such a letter is currently being processed by the IRS with respect thereto) or is maintained under a prototype document that has received a favorable opinion letter from the IRS and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, and (iii) the Borrower and each ERISA Affiliate have made all required contributions that are due and owing to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be likely to result in a Material Adverse Effect, (i) no ERISA Event has occurred or could reasonably be expected to occur; (ii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction involving any Pension Plan that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, (a) no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, each identified as either Restricted or Unrestricted, (b) all of the outstanding Equity Interests in any such Subsidiaries that are owned by any Loan Party have been validly issued and are owned by the Loan Parties in the percentages specified on Part (a) of Schedule 5.13, free and clear of, in the case of any such Restricted Subsidiaries, all Liens except those created under the Collateral Documents and inchoate tax Liens and (c) no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 or as held in a securities account. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.1(a)(iv) is a true and correct copy of each such document as of the Closing Date, each of which is valid and in full force and effect as of the Closing Date.

5.14 Margin Regulations; Investment Company Act.

(a) None of the proceeds of any Loans have been used (i) to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB) or (ii) in violation of Regulation U issued by the FRB.

(b) None of the Borrower or any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The financial statements, certificates, and other written information (other than third-party data and information of a general nature made available in any electronic data room) furnished in writing by or on behalf of any Relevant Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished from time to time), taken as a whole, do not contain as of the date delivered (after giving effect to any such modification or supplement) any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, projected operations of assets and general economic or industry information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation (it being understood that such forecasts are estimates and are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such forecasts may differ significantly from the projected results and such differences may be material).

5.16 Compliance with Laws. Each Relevant Party is in compliance with the requirements of all Laws (including in respect of the Interstate Commerce Act, the Energy Policy Act, and regulations promulgated by the FERC) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. The Borrower and its Restricted Subsidiaries, on a consolidated basis are Solvent.

5.18 Casualty, Etc. Neither the businesses nor the properties of the Loan Parties are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries are not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any Restricted Subsidiary or, to the knowledge of the Borrower and each Restricted Subsidiary, threatened against the Borrower or any Restricted Subsidiary and (ii) to the knowledge of the Borrower and each Restricted Subsidiary, no union representation proceeding is pending with respect to the employees of the Borrower or any Restricted Subsidiary and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

5.19 Collateral Documents. Except as expressly contemplated by the Collateral Documents, the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to any Permitted Liens which would have priority over the Liens securing the Obligations) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

5.20 State and Federal Regulation. In order to comply with the Interstate Commerce Act, the Energy Policy Act, and regulations promulgated by the FERC to implement those statutes, each Relevant Party, to the extent required, has on file with the FERC tariffs that govern transportation on the Pipeline Systems, except (i) any FERC Jurisdictional Requirement that has been ordered or imposed but for which the time period for compliance therewith has not expired, or any FERC Jurisdictional Requirement that has not yet been ordered, imposed or waived or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, none of the Relevant Parties or any other Person that now owns an interest in any of the Pipeline Systems has been within the past three (3) years or is the subject of a complaint, investigation or other proceeding at the FERC regarding their respective rates or practices with respect to the Pipeline Systems. No complaint or investigation is currently pending before the FERC, nor to the knowledge of the Relevant Party is any such complaint or investigation currently contemplated, that could result in, if adversely determined to the position or interest of the Relevant Party, or could reasonably be expected to result in, a Material Adverse Effect.

5.21 U.S. Sanctions. No Relevant Party and, to the knowledge of the Relevant Parties, no controlled Affiliate is, or is owned or controlled by Persons that are, the subject of any sanctions administered by the Office of Foreign Asset Control (“OFAC”). The Relevant Parties

will not knowingly use the proceeds of the Loans to fund any activities of any Person, or in any country, that is the subject of sanctions administered by OFAC, except as permitted under U.S. law.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (A) contingent indemnification, expense reimbursement or yield protection obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made ) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, 6.3 and 6.11) cause each Restricted Subsidiary to:

6.1 Financial Statements. Deliver to the Administrative Agent (which shall furnish such financial statements and information to the Lenders):

(a) by the date required to be delivered to the SEC (or such date as may be extended by the SEC), but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in partners’ equity and cash flows for such fiscal year (or, in the case of the fiscal year ending December 31, 2014, the period from the Closing Date through December 31, 2014), and to the extent required to be delivered to the SEC, setting forth in each case in comparative form the figures for the previous fiscal year (it being understood that a reconciliation shall be provided pursuant to Section 6.2(a) to the extent there are any Unrestricted Subsidiaries), all (except with respect to such reconciliation) prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) beginning with the fiscal quarter ending June 30, 2014 by the date required to be delivered to the SEC (or such date as may be extended by the SEC), but in any event within 45 days (or 60 days in the case of the fiscal quarter ending June 30, 2014) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statement of operations for such fiscal quarter and the related consolidated statements of operations and cash flow for the portion of the Borrower’s fiscal year then ended, and to the extent required to be delivered to the SEC, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (it being understood that a reconciliation shall be provided pursuant to Section 6.2(a) to the extent there are any Unrestricted Subsidiaries) certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) within 60 days after December 31, 2014, and within 45 days after the end of each fiscal year of the Borrower thereafter, an annual budget of the Borrower and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, of projected debt balances, statements of operations and capital expenditure budget of the Borrower and its Restricted Subsidiaries on a quarterly basis for the immediately following fiscal year and in form, scope and detail substantially similar to the annual business plan and budget delivered to the General Partner (with the exception that the materials delivered under this Section 6.01(c) shall be presented on a quarterly basis).

Notwithstanding anything herein to the contrary, as to any information contained in public filings (such as in annual, regular, periodic or special reports, proxies, registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, or financial statements or other reports or communications sent to public investors in the Borrower generally), the Borrower shall not be separately required to furnish such information under Section 6.1(a) or (b) above (it being agreed that the certification of a Responsible Officer required under Section 6.1(b) shall not be required to be delivered to the extent it is contained in the applicable public filings but instead shall be deemed made by such public filing).

6.2 Certificates; Other Information. Deliver to the Administrative Agent (which shall furnish such certificates and information to the Lenders):

(a) (i) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), (A) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which such Compliance Certificate shall, to the extent there are any Unrestricted Subsidiaries, contain a reconciliation of the financial definitions therein to eliminate the accounts of Unrestricted Subsidiaries; provided, however, such reconciliation shall only be to the extent necessary to calculate the financial covenants set forth in Section 7.11 with respect to the Borrower and its Restricted Subsidiaries) and (B) a management discussion and analysis required for filings with the SEC and (ii) concurrently with the delivery of the financial statements referred to in Section 6.1(a), an updated Perfection Certificate;

(b) promptly after any request by the Administrative Agent, or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any audit of any of them;

(c) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of loans, notes or debt securities in excess of the Threshold Amount of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party to the extent such investigation or possible investigation is reasonably expected to have a material impact on the Borrower’s financial or operational results;

(e) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Relevant Party with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(f) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Relevant Party (including summaries of insurance coverage), or compliance with the terms of the Loan Documents, as the Administrative Agent, or the Required Lenders through the Administrative Agent, may from time to time reasonably request, provided, however, under no circumstances shall any Loan Party or Subsidiary be required to deliver or disclose any information subject to attorney-client privilege or that otherwise constitutes attorney work product pursuant to the written advice of counsel; provided, however, to facilitate access to the requested information, to the extent reasonably requested by the Administrative Agent, the Borrower shall use commercially reasonable efforts to assist the Administrative Agent in delivering any the information protected by such attorney-client privilege or to provide information in substitution therefor; and

(g) within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after consummation of a Material Permitted Acquisition, deliver an updated Perfection Certificate to the Administrative Agent and the Lenders, in substance reasonably satisfactory to the Administrative Agent.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower emails such documents to the Administrative Agent or the Lenders, as applicable, or posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, upon the request of the Administrative Agent, the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding anything contained herein to the contrary, under no circumstance shall any Loan Party be required to deliver (including delivery of notice of) or post the documents required under Section 6.1(a) or (b) to the extent delivery therefor is made in accordance with the last sentence of Section 6.1.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or WFS will make available to the Lenders, the Swingline Lender and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, WFS, the Swingline Lender, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and WFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC”.

6.3 Notices. Promptly (or, in the case of clause (h), as soon as reasonably practicable) notify the Administrative Agent (which shall furnish such notice and information to the Lenders) upon any Responsible Officer obtaining knowledge of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) other than to the extent such information has otherwise been made publicly available, the occurrence of any ERISA Event;

(d) [Reserved];

(e) the (i) occurrence of any Asset Sale for which the Borrower is required to make a mandatory prepayment (or permitted to reinvest) pursuant to Section 2.4(b)(i) and (ii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment (or permitted to reinvest) pursuant to Section 2.4(b)(i);

(f) other than to the extent such information has otherwise been made publicly available, any notice, summons, citation, proceeding or order received from the FERC or any State Pipeline Regulatory Agency or any other Governmental Authority concerning the regulation of any material portion of the Pipeline Systems, in each case to the extent that such notice, summons, citation, proceeding or order could reasonably be expected to result in a Material Adverse Effect;

(g) of any threatened or actual litigation against a Relevant Party involving amounts in dispute in excess of the Threshold Amount to the extent such litigation has resulted or could reasonably be expected to result in a Default under Section 8.1(h); or

(h) of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) with respect to assets or the business of the Relevant Parties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (provided, however, notice pursuant to this Section 6.3(h) may be telephonic, provided further that written notice shall be delivered as soon as practicable afterwards).

Each notice pursuant to Section 6.3 (other than Section 6.3(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity the provisions of this Agreement and any other Loan Document that have been breached.

6.4 Payment of Taxes. Pay and discharge as the same shall become due and payable all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, as and when due and payable, unless (A) such obligation, liability, assessment or charge is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower and each applicable Restricted Subsidiary, as applicable or (B) the failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

6.5 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment (including, without limitation, all material properties and equipment included in the Pipeline Systems) necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and transactions permitted under Sections 7.4 or 7.5 excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the midstream industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (d) maintain or cause the maintenance of the Easements for the Pipeline Systems and the other Real Property associated therewith, which individually and in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (e) maintain such rights of ingress and egress necessary to permit the applicable Loan Parties to inspect, operate, repair and maintain the Pipeline Systems, the Easements and the other Real Property associated therewith to the extent that the failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that the applicable Loan Parties may hire third parties to perform these functions; and (f) maintain all material agreements, licenses, permits and other rights required for any of the foregoing described in clauses (d), (e) and (f) of this Section 6.6 in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, except any such failure to maintain, pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

6.7 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business (including business interruption insurance) of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing, in the case of insurance in which Administrative Agent will be named additional insured or lender loss payee (which, for the avoidance of doubt, shall exclude title insurance, directors and officers insurance and workers compensation insurance) (for so long as such provision is commercially available, provided that, if not so available, the Borrower has promptly notified Administrative Agent) thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (or in the case of nonpayment, the Borrower has used commercially reasonable efforts to include thirty (30) days’ prior notice, but in any case, such insurance contains provisions requires at least ten (10) days’ prior notice).

6.8 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including without limitation, the Interstate Commerce Act, the Energy Policy Act, regulations promulgated by the FERC, rules, regulations and orders of any State Pipeline Regulatory Agency, anti-money laundering laws, the United States Foreign Corrupt Practices Act of 1977 and OFAC regulations) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.9 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (or, when an Event of Default exists, the Administrative Agent and one Lender selected by the Required Lenders) to visit and inspect any of its properties once per calendar year, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that Borrower will be afforded a reasonable opportunity to be present during such discussions), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent and one Lender selected by the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and as many times during any calendar year as the Administrative Agent or such Lender shall request; provided, however, under no circumstances shall any Loan Party or Subsidiary be required to deliver or disclose any information subject to attorney-client privilege or that otherwise constitutes attorney work product pursuant to the written advice of counsel; provided, however, to facilitate access to the requested information, to the extent reasonably requested by the Administrative Agent, the Borrower shall use commercially reasonable efforts to assist the Administrative Agent in delivering any the information protected by such attorney-client privilege or to provide information in substitution therefor.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital (including the issuance of Letters of Credit), acquisitions, capital expenditures, distributions, payments under the Term Loan Agreement and other general business purposes of the Borrower and its Subsidiaries not in contravention of any Law or prohibited by any Loan Document.

6.12 Additional Subsidiaries; Additional Security.

(a) Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than an Excluded Subsidiary) by any Relevant Party, then the Borrower shall, at the Borrower’s expense:

(i) within thirty (30) days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition of such Restricted Subsidiary (other than an Excluded Subsidiary), cause such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a

Joinder Agreement and other Collateral Documents, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Borrower’s obligations under the Loan Documents and securing payment of all the Obligations of such Restricted Subsidiary under the Loan Documents with a lien on such Restricted Subsidiary’s personal property (other than Excluded Assets) of the types covered by the Security Agreement;

(ii) within thirty (30) days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition of such Restricted Subsidiary, take such actions, or cause the applicable Loan Party to take such actions, as may be necessary to ensure a valid first priority perfected Lien over 100% of the Equity Interests of such Restricted Subsidiary (unless such Equity Interests are Excluded Assets) held by the Borrower or the applicable Loan Party; and

(iii) within thirty (30) days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a customary opinion of counsel for the Loan Parties reasonably acceptable to the Administrative Agent relating to such Joinder Agreement and Collateral Documents as the Administrative Agent may reasonably request.

(b) At any time upon the request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action, consistent with the Loan Documents, as the Administrative Agent may reasonably deem necessary or desirable in order to perfect, protect, and preserve the Liens of the Collateral Documents; provided that, anything in this Agreement or any other Loan Document to the contrary notwithstanding, neither the Borrower nor any Restricted Subsidiary shall be required to (i) enter into control agreements with respect to any securities accounts, commodity accounts or uncertificated securities, (ii) take any action with respect to assets located outside of the United States or with respect to assets that require action under the laws of a jurisdiction other than the United States to create or perfect a security interest in such assets, including, without limitation, making any filings in any jurisdiction outside of the United States, in respect of any patents, trademarks, copyrights or patent, trademark or copyright licenses (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States), (iii) make any filings in the United States Copyright office in respect of immaterial copyrights or copyright licenses, (iv) deliver any instruments or certificated securities or other collateral, other than instruments evidencing indebtedness to the extent that the face amount of any such instrument exceeds $10,000,000 and certificated securities constituting equity interests in direct or indirect Subsidiaries of the Borrower, (v) except for control agreements with respect to deposit accounts (other than Excluded Accounts) or as provided in clause (iv) above, take any action to cause the Administrative Agent to have “control” of any Collateral, (vi) take any action with respect to assets where the cost of obtaining or perfecting a security interest therein exceeds the practical benefit to the Lenders afforded thereby, in each case, as reasonably determined by the Administrative Agent and the Borrower and identified by the Administrative Agent to the Borrower in a written notice referencing this Section, (vii) obtain any consent of any Governmental Authority (including, without limitation, comply in any respect with the Federal Assignment of Claims Act or similar statute) in order to obtain or perfection any security interest or (viii) obtain any landlord estoppels and consents, landlord waivers or other bailee waivers except with respect to Real Property leased from a member of the PBF Energy Company Group.

(c) To the extent the Borrower or any Restricted Subsidiary (other than any Excluded Subsidiary) acquires, or to the extent that any Restricted Subsidiary that is formed or acquired by a Relevant Party owns or leases at the time of such acquisition or formation, any owned or leased Real Property or Easements (in the case of leased Real Property, only if leased from the PBF Energy Company Group) (other than Excluded Assets), that individually (and in the case of Pipeline Systems, one or more interests in Real Property or Easements that are part of the same Pipeline Systems, that collectively exceed a fair market value (as reasonably determined by the Borrower) of $2,500,000, promptly, and in any event within ninety (90) days of such reasonable request (or such longer period as permitted by the Administrative Agent in its sole discretion), execute and deliver any and all instruments and documents necessary to grant Liens in such assets to the Administrative Agent for the benefit of the Secured Parties and take such other actions as the Administrative Agent may reasonably deem necessary in order to perfect, protect and preserve such Liens required herein. With respect to any such owned and leased Real Property or Easements, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, deliver such other information, instruments and documents (including, without limitation, customary opinions of counsel and in the case of Real Property other than Real Property relating to pipelines and related Easements, lenders title policies, surveys, zoning reports and existing engineering and environmental assessment reports) as the Administrative Agent (or its counsel) may reasonably request in connection with the satisfaction of the requirements set forth in this Section 6.12, each in scope, amount, form and substance reasonably satisfactory to the Administrative Agent

(d) Notwithstanding the foregoing, the assets required to be pledged to the Administrative Agent under this Section or under any other Loan Document shall not include Excluded Assets.

(e) Notwithstanding the foregoing, (1) the Equity Interests required to be delivered pursuant to this Section 6.12 shall not include any Equity Interests of a Foreign Subsidiary and (2) no Foreign Subsidiary shall be required to take the actions specified in this Section 6.12; provided the exception set forth in clause (1) above shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier Foreign Subsidiary representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the first-tier Foreign Subsidiary’s Equity Interests not constituting Voting Stock, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.12(e).

6.13 Compliance with Environmental Laws. To the extent that failure to do any of the following could reasonably be expected to have a Material Adverse Effect: comply with all applicable Environmental Laws and Environmental Permits, obtain and renew all Environmental Permits necessary for its operations and properties, and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with and to the extent required by the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances to the extent required by GAAP.

6.14 Further Assurances. Upon reasonable request by (a) the Administrative Agent, or the Required Lenders through the Administrative Agent, consistent with the Loan Documents, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, but subject to the proviso to Section 6.12(b), and (b) the Administrative Agent, or the Required Lenders through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests (other than Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

6.15 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of Real Property and Easements to which the Borrower or any of its Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such material default, and cause each of its Restricted Subsidiaries to do so, except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.16 Material Contracts. Perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Unrestricted Subsidiaries.

(a) The Borrower may at any time designate, by a certificate executed by a Responsible Officer of the Borrower, any Restricted Subsidiary as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 immediately after giving effect to such designation as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b), and (iii) at all times after giving effect to such designation, (A) such Unrestricted Subsidiary shall have no Indebtedness other than Non-Recourse Debt, other than as contemplated by Section 7.2(d)(iii), (B) neither the Borrower nor any Restricted Subsidiary will have any direct or indirect obligation for any obligation or liability of such Unrestricted Subsidiary, other than as contemplated by Section 7.2(d)(iii) and (C) neither the Borrower nor any Restricted Subsidiary will be required to maintain or preserve such Unrestricted Subsidiary’s financial condition or cause such Unrestricted Subsidiary to achieve any specified level of operating results, (iv) such Unrestricted Subsidiary does not own, directly or indirectly, any Equity Interests in the Borrower or any Restricted Subsidiary and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness of the Borrower or its Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of all such Person’s outstanding Investment therein.

(b) The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and an incurrence of Liens by a Restricted Subsidiary on the property of such Unrestricted Subsidiary then subject to any Liens, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 7.2 and such Liens are permitted under Section 7.1, (ii) no Default or Event of Default would be in existence immediately following such designation, (iii) all representations and warranties herein with respect to such designated Subsidiary will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 immediately after giving effect to such designation as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b) and (v) such Subsidiary becomes a Loan Party to the extent required by Section 6.12.

6.18 Flood Insurance Laws. To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws (as defined below), (a) (i) concurrently with the delivery of any Mortgage in favor of the Administrative Agent in connection therewith, and (ii) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Administrative Agent with a standard flood hazard determination form for such Mortgaged Property and (b) if any building that forms a part of Mortgaged Property is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal

Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (the “Flood Insurance Laws”). In addition, to the extent the Borrower and the Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

6.19 Post-Closing Matters. (a) With respect to each Mortgaged Property described on Schedule 6.19, within ninety (90) days of the Closing Date or such later date determined by the Administrative Agent in its sole discretion, the Borrower shall deliver to the Administrative Agent:

(i) deeds of trust, trust deeds or mortgages covering such Mortgaged Property (together with the Assignments of Leases and Rents referred to therein, in each case as amended, the “Mortgages”), duly executed, acknowledged and delivered by the appropriate Loan Parties for recording in the recording office of each jurisdiction where such Mortgaged Property to be encumbered thereby is situated and in the form of Exhibit H (or as may otherwise be mutually agreed between the Borrower and the Administrative Agent);

(ii) a customary favorable opinion of one or more counsels to the Loan Parties with respect to each applicable Mortgage, addressed to the Administrative Agent and each Lender, covering such customary matters as may be reasonably requested by the Administrative Agent in connection with the satisfaction of the requirements set forth in clause (a) above;

(iii) other than with respect to Real Property (x) relating to pipelines and related Easements or (y) described on Schedule 6.19(a)(iii), (A) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by a title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgage to be a valid first and subsisting Lien on such Mortgaged Property, free and clear of all defects and encumbrances, other than Permitted Liens and other exceptions that are acceptable to the Administrative Agent in its sole discretion (each a “Mortgage Policy”) and (B) American Land Title Association/American Congress on Surveying and Mapping form plat of survey or such other form plat of survey as is reasonably acceptable to the Administrative Agent, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policy pertaining to such Mortgaged Property in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the State in which the Mortgaged Property is located and reasonably acceptable to the Administrative Agent;

(iv) as to any Real Property (other than with respect to Real Property relating to pipelines and related Easements) that is leased from the PBF Energy Company Group, a (A) copy of the ground lease between the lessor and the applicable Loan Party, including all amendments thereto, (B) an estoppel certificate, (C) a consent to the Mortgage encumbering the leasehold interest in such Mortgaged Property, in each case executed by the lessor of such Mortgaged Property, in form and substance reasonably acceptable to the Administrative Agent;

(v) if required under the law of the State in which the Mortgaged Property is located in order to perfect a security interest in fixtures, a UCC fixture filing naming the applicable Loan Party as debtor, filed in the applicable land records; and

(vi) flood certification(s) from a firm reasonably acceptable to the Administrative Agent covering any buildings (defined as structures with four walls and a roof) constituting Collateral showing whether or not such buildings are located in a special flood hazard area subject by federal regulation to mandatory flood insurance requirements.

(b) [Reserved].

(c) Within 60 days of the Closing Date or such later date determined by the Administrative Agent in its sole discretion, the Borrower shall deliver to the Administrative Agent deposit account control agreements satisfying the requirements set forth in the Security Agreement; and

(d) Within 90 days of the Closing Date or such later date determined by the Administrative Agent in its sole discretion, the Borrower shall deliver to the Administrative Agent such other information, instruments and documents as it (or its counsel) may reasonably request in connection with the satisfaction of the requirements set forth in clauses (a) through (c) above.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (A) contingent indemnification, expense reimbursement or yield protection obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made) shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to (it being agreed and understood that the term “Guarantor” as used in this Article VII shall exclude PBF LLC):

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendor’s, landlords’ and other like Liens arising in the ordinary course of business, securing obligations which are not past due for more than ninety (90) days after the date on which such obligations became due, unless being contested in good faith by appropriate proceedings and for which any reserves required by GAAP are maintained;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar encumbrances, and minor title deficiencies on or with respect to any Real Property, any Easements or any Pipeline Systems which, in the aggregate, do not materially and adversely affect the value of the property subject thereto, materially interfere with the ordinary conduct of the business of the applicable Person, or individually or in the aggregate, have a Material Adverse Effect (for purposes hereof, title deficiencies shall be deemed to include, but are not limited to, defects in the chain of title, terms, conditions, exceptions, limitations, easements, servitudes, permits, surface leases and other similar rights in respect of surface operations, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights and easements for pipelines, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of the Borrower or any of its Subsidiaries that are customarily granted in the midstream industry);

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

(h) Liens (and financing statements associated therewith) securing Indebtedness permitted under Section 7.2(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, improvements and accessions to such property, insurance for such property, and the proceeds of the foregoing, and (ii) the principal amount of the Indebtedness secured thereby does not exceed the costs of acquiring such property (including fees, costs and expenses related to such acquisition) except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(i) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(j) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any of its Restricted Subsidiaries or the use thereof or the rights and interest of the Borrower or any of its Restricted Subsidiaries therein, in any manner and under any and all Laws;

(k) licenses, sublicenses or cross-licenses of intellectual property granted in the ordinary course of business;

(l) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower or becomes a Restricted Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Restricted Subsidiary or acquired by the Borrower or such Restricted Subsidiary improvements and accession thereto, insurance thereon and the proceeds thereof, and the applicable Indebtedness secured by such Lien is permitted under Section 7.2(h);

(m) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary, broker, clearing-house or intermediary agreements, and burdening only deposit accounts or other funds and assets maintained with a creditor depository, brokerage, clearing-house or intermediary institution;

(n) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business covering only the assets so leased;

(o) Liens securing Indebtedness permitted under Section 7.2(g); provided that such Liens cover only (i) unearned premiums or dividends, (ii) loss payments which reduce the unearned premiums, subject however, to the interests of the Administrative Agent as mortgagee or loss payee and (iii) any interest in any state guarantee fund relating to any financed policy;

(p) Liens existing on the Closing Date (or, if later, the date on which the Borrower or a Subsidiary acquires the relevant asset) that are recorded in the relevant public real estate records and any renewals or extensions thereof; provided that, the Borrower shall use commercially reasonable efforts to remove from the record (or, if acceptable to the Administrative Agent, cause the title insurance company to insure over) any such Lien that can be removed using commercially reasonable efforts (to the extent not otherwise a Permitted Encumbrance) at the Administrative Agent’s request;

(q) with respect to any Mortgaged Property, matters disclosed in any final lender’s title insurance policy with respect to such Mortgaged Property that has been issued and delivered in accordance with Section 6.12 or Section 6.19;

(r) easements, rights-of-way, restrictions, covenants, servitudes, permits, licenses, encroachments, protrusions and other similar encumbrances on or rights with respect to any of the properties of the Borrower or any of its Subsidiaries that are granted in favor of any Affiliate of the Borrower in connection with the Transactions;

(s) other Liens securing Indebtedness and/or other obligations in an aggregate amount not exceeding the greater of (x) $10,000,000 at any time outstanding and (y) 10% of Consolidated Tangible Assets at the time of incurrence thereof;

(t) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.3 to be applied against the purchase price for such Investment and (B) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.5, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and (ii) on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder, in each case of clauses (i) and (ii) on customary terms;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business not prohibited by this Agreement;

(v) any restrictions on any Equity Interests or other joint venture interests of the Borrower or any Restricted Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Equity Interests or interest of such Person, if a security interest or other Lien is created on such Equity Interests or interest as a result thereof and other similar Liens;

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business securing payment of amounts not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(x) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases and other contractual arrangements entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business that describe only the property subject to such operating lease or contractual arrangement; and

(y) Liens in the Term Loan Collateral securing the Indebtedness and other obligations under the Term Loan Documents;

provided, that nothing in this Section 7.01 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that any Indebtedness subject to or secured by any Lien, right or other interest permitted under the subsections above ranks in priority to any Obligation.

7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness (i) among Loan Parties or otherwise permitted pursuant to Section 7.3(c), (ii) of a Restricted Subsidiary of the Borrower owed to the Borrower or another Loan Party to the extent permitted under Section 7.3(c)(iii), (iii) of a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party and (iv) of a Loan Party owed to a Restricted Subsidiary that is not a Loan Party, subject, in the case of this clause (iv), to subordination terms reasonably acceptable to the Administrative Agent;

(b) Indebtedness under the Loan Documents;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a market premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended (except to the extent required by the then-existing market conditions) and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d) (i) Guarantees by any Loan Party of obligations of any other Loan Party that are otherwise permitted hereunder, (ii) Guarantees by a Restricted Subsidiary that is not a Loan Party of obligations of the Borrower or any Restricted Subsidiary, or (iii) Guarantees by a Loan Party of the obligations of a Restricted Subsidiary that is not a Loan Party, Joint Venture or Unrestricted Subsidiary, provided that in the case of this clause (iii) such Guarantees may not be in respect of obligations the amount of which, when taken together with the amount of Investments made pursuant to Section 7.3(j) (other than Investments in the amount of return of capital permitted hereunder), exceeds $75,000,000 at any one time outstanding;

(e) (i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations within the limitations set forth in Section 7.1(h); provided, however, that the aggregate Attributable Indebtedness (or to the extent Attributable Indebtedness is not applicable, the aggregate principal amount) of all such Indebtedness referred to in this clause (e) at any one time outstanding shall not exceed $30,000,000;

(f) unsecured Indebtedness issued by the Borrower and/or any Finance Co; provided, however, that, the incurrence thereof is subject to the following conditions: (i) the maturity date of any such Indebtedness shall be no earlier than the date that is six months after the Maturity Date, (ii) the documentation governing such Indebtedness shall not require any scheduled amortization prior to its maturity date, (iii) the terms and conditions of such Indebtedness, taken as a whole, shall be no more restrictive than the terms and conditions of this Agreement, (iv) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis after giving effect to such incurrence, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b), (v) no Subsidiary that is not a Loan Party shall guarantee such Indebtedness, (vi) if such Indebtedness is subordinated, such Indebtedness shall have subordination terms customary for high yield subordinated Indebtedness and (vii) no Default or Event of Default shall have occurred and be continuing immediately after giving effect to the issuance of such Indebtedness;

(g) Indebtedness of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business to finance the payment of premiums for a twelve-month period for insurance;

(h) Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.3, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (and not incurred in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower); provided, however, that the aggregate of all such Indebtedness referred to in this clause (h) at any one time outstanding shall not exceed $30,000,000;

(i) unsecured Indebtedness of any Borrower and any Subsidiary not otherwise permitted by this Section in an aggregate principal amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(j) Indebtedness under Swap Contracts entered into consistent with prudent industry practice; provided that if such Swap Contracts relate to interest rates, (i) such Swap Contracts relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Swap Contracts at the time incurred does not exceed the principal amount of the Indebtedness to which such Swap Contract relates;

(k) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(m) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(n) Indebtedness representing deferred compensation to employees of any Loan Parties incurred in the ordinary course of business;

(o) Indebtedness under the Term Loan Agreement; provided that the principal amount of such Indebtedness shall not exceed $300,000,000 at any time; and

(p) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Disposition or Acquisition under agreements providing for, and in the form of, indemnification, the adjustment of purchase price or similar adjustments and earn-outs, in each case on customary terms.

7.3 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional

Investments by the Borrower and its Restricted Subsidiaries in Loan Parties, (iii) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Restricted Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $5,000,000 in the aggregate plus any return of capital actually received by any Loan Party in respect of Investments made by them pursuant to this Section 7.3(c) and (iv) Investments by any Restricted Subsidiary that is not a Loan Party in any Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(e) Guarantees permitted by Section 7.2;

(f) other Investments existing on the date hereof and set forth on Schedule 5.08(d);

(g) Permitted Acquisitions;

(h) (i) other Investments to the extent that (A) the consideration in respect thereof consists of Equity Interests in the Borrower or (B) such acquisition or purchase is effected through a capital contribution to the Borrower or is funded with Net Equity Proceeds, and (ii) Investments in Unrestricted Subsidiaries and Joint Ventures of assets to the extent acquired in reliance on clause (h)(i);

(i) Investments constituting partial consideration for Dispositions to the extent permitted under Section 7.5(g);

(j) (A) Investments by the Borrower and its Restricted Subsidiaries in Joint Ventures or other Subsidiary that does not become a Loan Party; provided that any Equity Interests (other than Excluded Assets) in any such Joint Venture or Subsidiary shall be pledged to the Administrative Agent for the ratable benefit of the Secured Parties under the Security Agreement and the Administrative Agent shall have received such other items in connection therewith as may be required by Section 6.12(b); or (B) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and unsecured Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Loan Parties in Unrestricted Subsidiaries; provided that the aggregate of all such Investments referred to in this clause (j) and Section 7.2(d) at any one time outstanding shall not exceed the sum of $75,000,000 plus any return of capital actually received by the Borrower or any Restricted Subsidiary in respect of Investments made by them pursuant to this Section 7.3(j);

(h) Investments in Swap Obligations;

(i) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or settlement or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(j) advances of payroll payments to employees in the ordinary course of business not exceeding $1,000,000 in the aggregate at any time; and

(k) other Investments at any one time outstanding not exceeding the greater of (A) $10,000,000 and (B) 5% of Consolidated Tangible Assets of the Borrower and its Restricted Subsidiaries at the time such Investment is made.

7.4 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a) any Relevant Party may merge or consolidate with one or more Loan Parties; provided that if the Borrower is a party to such merger or consolidation, it shall be the continuing or surviving Person, and otherwise a Loan Party shall be the continuing or surviving Person;

(b) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with the Borrower or any Restricted Subsidiary; provided that if the Borrower or a Restricted Subsidiary that is a Loan Party is a party to such merger or consolidation, it shall be the continuing or surviving Person;

(c) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(d) any Restricted Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Restricted Subsidiary;

(e) each of the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any Person other than the Borrower or any of its Subsidiaries; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any other merger to which any Relevant Party (other than the Borrower) is a party, such Relevant Party is the surviving Person; and

(f) (A) any Guarantor may dissolve, liquidate or wind up its affairs at any time; provided that all of the assets of such Guarantor are transferred to another Guarantor or the Borrower and (b) any Restricted Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time; provided that all of the assets of such Restricted Subsidiary are transferred to another Restricted Subsidiary or a Loan Party.

7.5 Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, damaged or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of (i) inventory, (ii) equipment, (iii) cash and Cash Equivalents, (iv) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction) and (v) leases, subleases, rights of way, easements, licenses and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Restricted Subsidiaries and do not materially detract from the value or the use of the property which they affect, in each case in the ordinary course of business;

(c) Dispositions of equipment, Easements or Real Property to the extent that replacement property is acquired, substantially contemporaneously therewith;

(d) Dispositions of property (i) by any Loan Party to any other Loan Party or (ii) by a Restricted Subsidiary that is not a Loan Party to the Borrower or any Restricted Subsidiary;

(e) Dispositions in the nature of Liens permitted by Section 7.1 or permitted by 7.3 or 7.4;

(f) other Dispositions not exceeding $5,000,000 in aggregate book value in any fiscal year;

(g) so long as no Default exists or would result therefrom, Dispositions of assets not otherwise permitted under this Section 7.05 if, (i) determined as of the date of each such Disposition and after giving effect thereto, the aggregate book value of the assets sold under this subsection (g) in any fiscal year of the Borrower does not exceed $25,000,000 and (ii) at least 75% of the purchase price received by the applicable Relevant Party shall be in cash;

(h) Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable;

(i) Dispositions of Equity Interests of Unrestricted Subsidiaries;

(j) Dispositions consisting of the abandonment or lapse of any registrations or any applications for registration of any intellectual property in the ordinary course of business;

(k) Dispositions described in Schedule 7.05(k);

(l) Dispositions of Investments in joint ventures; and

(m) to the extent constituting a Disposition, the unwinding of any Swap Contract pursuant to its terms.

provided, however, that any Disposition pursuant to Section 7.05(c), section 7.05(f), Section 7.05(g), or to the extent consideration therefor exceeds $5,000,000, Section 7.05(i) or Section 7.05(l), shall be for fair market value.

7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) (i) each Loan Party may make Restricted Payments to any other Loan Party, (ii) each Restricted Subsidiary that is not a Loan Party may make Restricted Payments to the Borrower or any Restricted Subsidiary and (iii) so long as no Default exists or would be caused thereby, each Restricted Subsidiary may make Restricted Payments to any Person other than a Relevant Party that owns a direct Equity Interest in such Restricted Subsidiary, so long as no Person other than a Restricted Subsidiary receives more than its ratable share of such Restricted Payments, determined according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payments are being made;

(b) the Borrower and each Restricted Subsidiary may declare and make dividends or distributions payable solely in Equity Interests of such Person;

(c) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) [Reserved];

(e) To the extent the underwriters in the Borrower’s initial public offering exercise their so-called “greenshoe” option as contemplated in the Registration Statement, the Borrower may make distributions in an aggregate amount up to the proceeds received therefrom and (ii) to the extent the underwriters in the Borrower’s initial public offering do not exercise their so-called “greenshoe” option as contemplated in the Registration Statement, PBF LLC may purchase any such unpurchased common Equity Interests for no consideration;

(f) so long as no Default or Event of Default exists or would be caused thereby, and only to the extent permitted by its Partnership Agreement, the Borrower may make distributions to the holders of its Equity Interests up to the amount of Available Cash;

(g) so long as no Event of Default is continuing or would result therefrom, any other Restricted Payments may be made in an amount not to exceed $500,000 in the aggregate per annum; and

(h) any other Restricted Payments to the extent funded with Net Equity Proceeds from a substantially concurrent issuance or sale of Equity Interests by the Borrower (or any contribution with respect to the Equity Interests of the Borrower).

7.7 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, ancillary or incidental thereto.

7.8 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than a Loan Party), whether or not in the ordinary course of business, if such transaction involves consideration in excess of $1,000,000 or is otherwise material to the business of the Borrower and its Restricted Subsidiaries, other than on fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary (or, in the case of a transaction between a Loan Party and a Restricted Subsidiary that is not a Loan Party, such Loan Party) as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that this Section does not prohibit:

(i) any Investment permitted under Section 7.3;

(ii) any merger, dissolution, liquidation, consolidation or Disposition permitted under Section 7.4;

(iii) any Restricted Payment permitted under Section 7.6;

(iv) the execution, delivery and performance of the Material Contracts listed on Schedule 5.07 as in effect on the date of this Agreement or, if applicable, to the extent modified as permitted under this Agreement;

(v) the consummation of the Transactions and the payment of fees and expenses in connection therewith;

(vi) reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans), payment of customary fees and reasonable out-of-pocket costs to directors, officers, employees and consultants of the Borrower or any Affiliate in the ordinary course of business, indemnification arrangements with any of the foregoing, and the issuance of Equity Interests to any of the foregoing, in each case, approved by the Board of Directors of Borrower;

(vii) transactions pursuant to permitted agreements in existence on the Closing Date (and set forth on Schedule 7.08) or any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect; and

(viii) transactions pursuant to the Omnibus Agreement, the Operation and Management Services and Secondment Agreement and the Partnership Agreement, in each case as in effect on the date hereof.

7.9 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or any Term Loan Document) that (a) requires the grant of a Lien that would be in violation of Section 7.1, or (b) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to, or otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09, (B) at the time any Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower or (c) relating to Indebtedness permitted to be incurred under Sections 7.2(f), (h) or (to the extent not more restrictive than the similar provisions in this Agreement), (i), (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower; provided, however that this clause (ii) shall not prohibit (A) provisions customarily included in the terms of Indebtedness incurred pursuant to Section 7.2, (B) (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent for the benefit of the Secured Parties on property of such Person; provided, however, that this clause (iii) shall not prohibit (T) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business, (U) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.2(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (V) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances and other contracts, (W) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements, which restrict the transfer, assignment or encumbrance of the assets subject thereto, (X) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary or license or sublicense of a Restricted Subsidiary (other than any lease with the PBF Energy Company Group); (iv) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business (other than the Material Contracts to the extent in a manner that would have an adverse effect on the rights of the Secured Parties in the Collateral); (Y) any holder of a Lien permitted by Section 7.1 restricting the transfer of the property subject thereto; (Z) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.5 pending the consummation of such sale.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, (a) to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB) or (b) in violation of such Regulation U.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Commencing with the Measurement Period ending September 30, 2014 and ending during the first Measurement Period during which the Borrower becomes Investment Grade, permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period to be less than 2.50 to 1.00.

(b) Consolidated Total Leverage Ratio. Commencing with the Measurement Period ending September 30, 2014, permit the Consolidated Total Leverage Ratio as of the end of any Measurement Period to be greater than 4.00 to 1.00. Notwithstanding the foregoing, (i) commencing with the Measurement Period ending on the last day of the fiscal quarter in which a Notes Offering occurs, and as of the end of any Measurement Period thereafter, the maximum permitted Consolidated Total Leverage Ratio shall increase to 4.50 to 1.00 and (ii) in addition (and without prejudice) to clause (i), upon the consummation of a Material Permitted Acquisition and for two-hundred seventy days immediately thereafter (an “Increase Period”), if elected by the Borrower by written notice to the Administrative Agent given on or prior to the date of such Material Permitted Acquisition, the maximum permitted Consolidated Total Leverage Ratio shall be increased by 0.50 to 1.00 above the otherwise relevant level (the “Step-Up”); provided that Increase Periods may not be successive unless the Consolidated Total Leverage Ratio has been complied with for at least one Measurement Period ending after such Increase Period (i.e., without giving effect to the Step-Up).

(c) Consolidated Senior Secured Leverage Ratio. Commencing with the Measurement Period ending on the last day of the fiscal quarter in which a Notes Offering occurs, and as of the end of any Measurement Period thereafter, permit the Consolidated Senior Secured Leverage Ratio to be greater than 3.50 to 1.00.

For purposes of any calculation for determining compliance with this Section 7.11 on a Pro Forma Basis concurrently with or after a Notes Offering, the ratio in clause (b)(i) shall be used (as increased by clause (b)(ii), if applicable) and the ratio in clause (c) shall be tested.

7.12 Amendments of Organization Documents. Amend the Partnership Agreement or any of its Organization Documents in a manner that, taken as a whole, is materially adverse to the Lenders.

7.13 Accounting Changes. Make any (a) elective change in accounting policies or reporting practices, except as required by GAAP or as approved by the Borrower’s independent certified public accountants, or (b) change of fiscal year.

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness, except (a) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02, (b) refinancings and refundings of such Indebtedness in compliance with Section 7.2(c) and (c) any payment or redemption to the extent made with Net Equity Proceeds (or by way of conversion into or exchange for Equity Interests (other than Disqualified Capital Stock)) of Borrower (or any Equity Interests of PBF LLC or any other member of the PBF Energy Company Group).

7.15 Amendment, Etc. of Indebtedness. Amend or modify in any manner any term or condition of any Indebtedness incurred pursuant to Section 7.2(f) if, after giving effect to such amendment or modification as if made at the time such Indebtedness were issued, such Indebtedness would not have been allowed to be issued pursuant to Section 7.2(f).

7.16 Swap Contracts. Enter into any Swap Contract unless such Swap Contract:

(a) is made (i) with a Person that is, at the time such Swap Contract is made, either a Lender or an Affiliate of a Lender, or (ii) with another counterparty that is, at the time such Swap Contract is made, rated at least A- or better by S&P or A3 or better by Moody’s; and

(b) is entered into to hedge the Relevant Parties’ exposure to fluctuations in prices or rates (or to wholly or partially offset or unwind previous Swap Contracts) and not for speculative purposes.

7.17 Deposit Accounts. Neither the Borrower nor any other Loan Party shall hereafter establish and maintain, or otherwise deposit, allow to be deposited or hold any funds in, any deposit account (other than Excluded Bank Accounts), unless it complies with the provisions regarding such accounts set forth in the Security Agreement (including, without limitation, the notice provisions and the control agreement requirements).

7.18 Material Contracts. Neither the Borrower nor any Restricted Subsidiary may amend or modify or grant any waiver or release under or terminate in any manner any Material Contract, if such amendment, modification, waiver, release or termination would be materially adverse to the Lenders or affect the assignability of any such contract or agreement in a manner that would have an adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement as Collateral).

7.19 Limitations on Activities of Borrower. Without limiting any restrictions on the Borrower otherwise set forth in this Article VII, the Borrower shall not conduct or engage in any operations or business other than (i) those incidental to its ownership of the Equity Interests of its Subsidiaries, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents and the Term Loan Documents, (iv) guaranteeing the obligations of its Subsidiaries to the extent permitted by this Agreement and making Investments in its Subsidiaries to the extent permitted by this Agreement, (v) performance under the Partnership Agreement, the Contribution and Conveyance Agreement (including ownership and operation of the Toledo assets acquired thereby on the Closing Date and any Toledo assets complementary, reasonably related or incidental thereto acquired after the Closing Date (collectively, the “Toledo Assets”)) and the Operation and Management Services and Secondment Agreement and the Toledo Terminaling Services Agreement to which it is a party, (vi) providing indemnification to officers and directors, (vii) incurring Indebtedness permitted by Section 7.2 and, subject to clause (ix), consummating any other transaction expressly permitted under Article VII or otherwise contemplated under the Registration Statement; provided that such transactions shall not result in the Borrower owning operating assets other than the Toledo Assets, (viii) consummating the Transactions, (ix) entry into, and performance of, the Material Contracts and any documentation in connection with a Permitted Acquisition with respect to which a Subsidiary is acquiring operating assets or the Borrower is purchasing Equity Interests of a new Subsidiary, (x) the ownership of any assets and the performance of any actions related to or incidental to being a public company (including, without limitation, any actions required by the SEC or applicable Law) and (xi) any activities incidental to any of the foregoing.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. The Existence of any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, Swingline Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any interest on any Loan, Swingline Loan or on any L/C Obligation, any fee due hereunder, or other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.3(a), 6.5(a) (with respect to the Borrower and any Subsidiary existing on the Closing Date only), 6.7, 6.11, 6.18, or ARTICLE VII (in the case of Section 7.11, subject to Section 8.4); or

(c) Other Defaults. Any Relevant Party fails to perform or observe any other covenant or agreement (not specified in Section 8.1(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof to the Borrower from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Relevant Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except with respect to such representations, warranties or certifications which are expressly qualified by materiality, which shall be incorrect or misleading in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Relevant Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with or without the giving of notice, if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) (after giving effect to any grace or cure periods therein) resulting from (A) any event of default under such Swap Contract as to which a Relevant Party is the

Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) (after giving effect to any grace or cure periods therein) under such Swap Contract as to which a Relevant Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Relevant Party as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Relevant Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Attachment. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Relevant Party and is not released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Relevant Party, (i) one or more final judgments or orders in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurance company has not disputed coverage); or (ii) one or more non-monetary judgments that have had, or that could reasonably be expected to have, a Material Adverse Effect, and, in either case, there is a period of 30 consecutive days during which a stay of enforcement of such final judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than (A) contingent indemnification, expense reimbursement or yield protection obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the Applicable Cash Management Bank or Hedge Bank shall have been made, ceases to be in full force and effect as against the appropriate Relevant Party; or any Relevant Party or any Affiliate thereof asserts in writing that any provision of any Loan Document is not the valid and enforceable obligation of such Relevant Party; or

(k) Change of Control. There occurs any Change of Control;

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.1 or 6.12 shall for any reason (other than pursuant to the terms of the Loan Documents and other than as a result of any action or omission of any Secured Party) cease to create a valid first priority Lien (subject only to Permitted Liens) on Collateral purported to be covered thereby; or

(m) Termination or Default under the Material Contracts. There occurs (i) any default or defaults under the Material Contracts or (ii) any termination of the Material Contracts, in each case of clauses (i) and (ii), that could reasonably be expected to result in a Material Adverse Effect; or

(n) Permanent or Indefinite Suspension of Operations. A period of 12 months shall have elapsed following the Borrower or its Subsidiaries’ receipt of a written notice from any member of the PBF Energy Company Group as to the permanent or indefinite suspension of operations at any of the Toledo, Ohio, Delaware City, Delaware or Paulsboro, New Jersey refineries that could reasonably be expected to result in a Material Adverse Effect, unless (i) the members of the PBF Energy Company Group shall continue to pay all applicable minimum volume commitments that would have been payable to the Borrower or any Loan Party if the applicable Material Contract had survived to its stated term or (ii) the Borrower shall have, as of the time of the expiration of such 12-month period, established replacement business that is reasonably acceptable to the Administrative Agent or demonstrated to the Administrative Agent’s reasonable satisfaction that actions have been commenced to restore or replace business lost as a result of such suspension of operations; provided, for the avoidance of doubt, that if insurance proceeds or other cash is used by the PBF Energy Company Group to satisfy the cash obligations that would have been payable to the Borrower or any Loan Party if the applicable Material Contract had survived to its stated term, then no Event of Default under this clause (n) shall be deemed to have occurred as a result of such suspension of operations.

(o) Environmental. There occurs any Environmental Liability that has resulted in a Material Adverse Effect.

8.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans, the Swingline Lender to make Swingline Loans, and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans, the Swingline Lender to make Swingline Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees, but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Swingline Lender and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders, the Swingline Lender and the L/C Issuer arising under the Loan Documents and amounts payable under ARTICLE III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Swingline Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Swingline Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize 103% of that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.3 and 2.14; and

Last, the balance, if any, after all of the Obligations (other than (A) contingent indemnification, expense reimbursement or yield protection obligations, in each case, as to which no claim has been made and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.3(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof from the Borrower, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of ARTICLE IX hereof for itself and its Affiliates as if a “Lender” party hereto.

8.4 Right to Cure Financial Covenants. For purposes of determining compliance with the Financial Covenants set forth in Section 7.11, any Net Equity Proceeds of Borrower (or of PBF LLC that have been contributed to the Borrower as common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent on or prior to the day that is ten (10) Business Days (the “Last Cure Date”) after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenant for the Measurement Period as at the end of such fiscal quarter and any applicable subsequent Measurement Periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (i) in each four (4) fiscal quarter periods, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made, and no such Specified Equity Contributions may be made in consecutive fiscal quarters, (ii) there shall be no more than five (5) Specified Equity Contributions over the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause the Loan Parties to be in compliance with the financial covenants set forth in this Agreement, (iv) all Specified Equity Contributions shall be disregarded for all other purposes under the Loan Documents, including any determination of any baskets (including exceptions that are increased by the amount of Net Equity Proceeds), tests, pro forma tests or Consolidated EBITDA add-backs, (v) there shall be no pro forma or other reduction in Consolidated Funded Indebtedness with any Specified Equity Contributions for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Specified Equity Contribution was made and (vi) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 7.11, the Borrower shall be deemed to have satisfied the requirements of Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.11 that had occurred shall be deemed cured for the purposes of this Agreement.

If notice has been delivered to the Administrative Agent of a Specified Equity Contribution, then from the later of (a) the date of such notice and (b) the date of delivery of the Compliance Certificate with respect to such Fiscal Quarter related to such cure notice, until the earlier to occur of the required date for receipt of the Specified Equity Contribution and the date on which the Administrative Agent is notified that the Specified Equity Contribution will not be made, neither the Administrative Agent nor any Secured Party shall exercise any right or remedy hereunder or under any other Loan Document with respect to an Event of Default (x) under Section 6.3(a) with respect to a Default under Section 7.11 or (y) Section 7.11 (including, without limitation, the imposition of interest at the Default Rate); provided, however, no borrowing of Revolving Loans may be made hereunder until such Specified Equity Contribution has been made in accordance with the terms of this Section 8.4.

ARTICLE IX

ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the Lenders, the Swingline Lender and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.6 and 9.10(a), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank), the Swingline Lender and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, the Swingline Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this ARTICLE IX and ARTICLE X (including Section 10.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative

Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, the Swingline Lender or the L/C Issuer.

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the making of a Swingline Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swingline Issuer, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States; provided, however, if no Lender or Affiliate of a Lender is so appointed, then such successor does not need to be a Lender or an Affiliate of a Lender but shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent on behalf of the Lenders, the Swingline Lender and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swingline Lender or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swingline Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender and L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Wells Fargo as the retiring Swingline Lender and L/C Issuer, (ii) the retiring Swingline Lender and L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit issued by Wells Fargo.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swingline Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swingline Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Documentation Agent or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the L/C Issuer hereunder.

9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, Swingline Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Swingline Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Loan, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swingline Lender, the L/C Issuer and the Administrative Agent under Sections 2.3(h) and (i), 2.8 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, Swingline Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swingline Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Swingline Lender or the L/C Issuer or in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank), the Swingline Lender, the L/C Issuer and the other Secured Parties irrevocably authorize the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees to take such actions upon the Borrower’s request:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent, the Swingline Lender and the L/C Issuer shall have been made), (ii) that is sold or Disposed of or to be sold contemporaneously with the release of such Lien or Disposed of as part of or in connection with any sale or Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.1;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.1(h), (n) or (o).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral or other property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral or other property from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or any Guaranty (including the release of any Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this ARTICLE IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

MISCELLANEOUS

10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or the Administrative Agent at the direction of the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (provided that such acknowledgement shall be administrative in nature and shall not be construed as a consent right, except as required in next the proviso below), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.1 (other than Section 4.1(d)(1)) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

(c) postpone any scheduled date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document without the written consent of such Lender;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, Swingline Loan or L/C Borrowing, or (subject to the proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount and directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan, Swingline Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly adversely affected thereby;

(f) change any provision of this Section 10.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) except as provided in Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions (other than as contemplated by the Loan Documents), without the written consent of each Lender; or

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that without the consent of such Defaulting Lender (A) the Commitment of such Lender may not be increased or extended, (B) the amount of principal payable to such Lender may not be reduced (except as provided in Section 2.15) and (C) the voting provisions hereof with respect to such Lender may not be amended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.2 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.2(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Swingline Lender or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2 or such other address, telecopier number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or such other address, telecopier number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to ARTICLE II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Swingline Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Swingline Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, the Swingline Lender, L/C Issuer and Lenders. The Administrative Agent, the Swingline Lender, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including electronic and telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Swingline Lender, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the Swingline Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders, the Swingline Lender and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.12) or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law, and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by or on behalf of the Administrative Agent and its Affiliates (limited, in the case of legal fees, by clause (iii) below), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Swingline Lender in connection with the extension of any Swingline Loan or any demand for payment thereunder (limited, in the case of legal fees, by clause (iii) below), (iii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (provided, however, in the case of clauses (i) through (iii) reimbursement of legal fees shall be limited to the reasonable fees, charges and disbursements of one primary outside counsel to the Administrative Agent, the Swingline Lender and the L/C Issuer, taken as a whole, and one local counsel in each applicable jurisdiction, as necessary, and, in the case of an actual or perceived conflict of interest, additional conflicts counsel for all such Persons similarly situated) and (iv) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or Swingline Lender or the L/C Issuer during the existence of an Event of Default, in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents, including, without limitation, its rights under this Section, and in connection with Loans made or Letters of Credit (limited, in each case, in the case of legal fees, to the reasonable fees, charges and disbursements of one primary outside counsel to the Administrative Agent, the Swingline Lender and the L/C Issuer, taken as a whole, and an additional primary outside counsel to all of the Lenders, taken as a whole, and one local counsel in each applicable jurisdiction, as necessary for each such group, and, in the case of an actual or perceived conflict of interest, additional conflicts counsel for all such Persons similarly situated).

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the L/C Issuer, the Joint Lead Arrangers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of outside counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan, Swingline Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or from a material breach of such Indemnitee’s or its Related Person’s obligations under the Senior Credit Documentation, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee or its Related Parties for breach in bad faith of such Indemnitee’s or its Related Parties’ obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a dispute among or between Indemnitees and not involving (i) any act or omission of the Borrower or (ii) such Indemnitee’s capacity or role as an agent or arranger with respect to the Loan Documents or the Loans; provided further that payments of expenses with respect to the negotiation, preparation, due diligence, administration, syndication, closing and enforcement of any of the Loan Documents will be limited to those provided for under Section 10.4(a). This Section 10.4(b) shall not apply with respect to taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding anything to the contrary contained herein, reimbursement of legal fees pursuant to this Section 10.4(b) shall be limited, in each case, to the reasonable fees, charges and disbursements of one primary outside counsel to the Indemnitees, taken as a whole, and one local counsel in each applicable jurisdiction, as necessary, and, in the case of an actual or perceived conflict of interest, additional conflicts counsel for all such Persons similarly situated.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. No Indemnitee shall be liable to the Borrower, its Affiliates or any other Person, and the Borrower and its Affiliates will not be liable to any Indemnitee, its Affiliates or any other Person, for any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Swingline Loan or Letter of Credit or the use of the proceeds thereof; provided, that, nothing contained in this Section 10.4(d) shall limit the Borrower’s indemnification obligations with respect to indirect, consequential or punitive damage claims, to the extent of the indemnification provided in Section 10.4(b) (but only to the extent asserted against any Indemnitee by a third party (other than another Indemnitee)). No Indemnitee referred to in Section 10.4(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor accompanied by reasonably detailed supporting information.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.5 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Swingline Lender, the L/C Issuer or any Lender, or the Administrative Agent, the Swingline Lender, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Swingline Lender, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the Swingline Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the Swingline Lender and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Lender, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.6(b), participations in Swingline Obligations and L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed and to the extent the Borrower has not responded within five (5) Business Days after receipt of written request for consent, the Borrower shall be deemed to have consented) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that initially establishes or increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that initially establishes or increases the obligation of the assignee to participate in exposure under any Swingline Loan (whether or not then outstanding).

(c) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (it being agreed and understood that such fee shall not be payable by Borrower or any Loan Party); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(i) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender, or any of its Subsidiaries, or any Person who, upon becoming a lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person or (D) to any Ineligible Institution.

(d) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d) or, in the case of Ineligible Institutions, any such assignment would be void ab initio.

(e) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans, Swingline Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the L/C Issuer, sell participations to any Person (other than a natural person, a Defaulting Lender, an Ineligible Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swingline Obligations and L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) such Participant must agree to be bound by Section 10.7. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that delays or reduces any payment to such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided such Participant agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section and agrees to deliver the documentation required under Section 3.01(e). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”);

provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1 as though it were a Lender.

(h) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Resignation as Swingline Lender and L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to Section 10.6(b), Wells Fargo may, upon 30 days’ notice to the Borrower and the Lenders, resign as Swingline Lender and Wells Fargo may upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as Swingline Lender and L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender and L/C Issuer hereunder; provided, however, that no failure by the Borrower or the Lenders to appoint any such successor shall affect the resignation of Wells Fargo as Swingline Lender and Wells Fargo as L/C Issuer. If Wells Fargo resigns as Swingline Lender and Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the Swingline Lender and L/C Issuer hereunder with respect to all Swingline Loans and Letters of Credit outstanding as of the effective date of its resignation as Swingline Lender and L/C Issuer and all Swingline Obligations and L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). Upon the appointment of a successor Swingline Lender and L/C Issuer and the successor Swingline Lender’s and L/C Issuer’s acceptance thereof, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and L/C Issuer, and (b) the successor Swingline Lender and L/C Issuer shall issue swingline loans and letters of credit in substitution for the Swingline Loans and the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Swingline Loans and Wells Fargo Letters of Credit.

(j) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any assignment or participation made by a Lender in violation of the provisions of this Section 10.6 (including, without limitation, as a result of the making of any such assignment or the sale of any such participation (i) to an Ineligible Institution (unless the requisite consent has been obtained) or (ii) without any other required consent of the Borrower) shall be void ab initio and, in the case of assignments, the Ineligible Institution shall be deleted from the Register, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity.

10.7 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or by any order of any court or administrative agency or in any pending legal or administrative proceeding or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent requested by any Person providing insurance to the Administrative Agent, the Lenders, the Swingline Lender or the L/C Issuer relating to the Borrower and its obligations hereunder, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any of its Affiliates, which source is not to the knowledge of the Administrative Agent, any Lender, the Swingline Lender, the L/C Issuer or any of their respective Affiliates in breach of any confidentiality obligations owing to the Borrower or any of its Affiliates with respect to such Information, or (j) to the extent needed to obtain a Committee on Uniform Securities Identification Procedures (CUSIP) number.

For purposes of this Section, “Information” means all information received from any Relevant Party or any Subsidiary or Affiliate thereof relating to any Relevant Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the L/C Issuer on a non-confidential basis prior to disclosure by any Relevant Party or any Subsidiary or Affiliate thereof from a source that is not to the knowledge of the Administrative Agent, any Lender, the Swingline Lender, the L/C Issuer or any of their respective Affiliates in breach of any confidentiality obligations owing to any Relevant Party or any Subsidiary or Affiliate thereof with respect to such Information; provided that, in the case of information received from a Relevant Party or any Subsidiary or Affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Swingline Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Swingline Lender or the L/C Issuer, irrespective of whether or not such Lender, the Swingline Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Swingline Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the L/C Issuer or their respective Affiliates may have. Each Lender, the Swingline Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swingline Lender or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, if any Lender is a Defaulting Lender or a Non-Extending Lender, if Borrower exercises its replacement rights under Section 10.13 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower or such assignee shall pay to the Administrative Agent the assignment fee specified in Section 10.6(b);

(b) such Lender shall receive payment of an amount equal to the outstanding principal of its Loans, Swingline Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) (other than contingent indemnitees and other Contingent Obligations not then due and payable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, and WFS, Citi and DB, in their capacities as Joint Lead Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, WFS, Citi and DB, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, WFS, Citi and DB each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, WFS, Citi nor DB has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, WFS, Citi and DB and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, WFS, Citi nor DB has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, WFS, Citi and DB with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PBF LOGISTICS LP
By:	PBF Logistics GP, LLC, its general partner

By:
Name:
Title:

PBF Logistics LP – Signature Page to Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

PBF Logistics LP – Signature Page to Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender, Swingline Lender and L/C Issuer

By:
Name:
Title:

PBF Logistics LP – Signature Page to Revolving Credit Agreement

[OTHER LENDERS],
as a Lender

By:
Name:
Title:

PBF Logistics LP – Signature Page to Revolving Credit Agreement